Exhibit 99.1
Table of Contents
Groupon, Inc.
Consolidated Financial Statements and Financial Statement Schedule
As of December 31, 2016 and 2015 and for the Years Ended December 31, 2016, 2015 and 2014

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Groupon, Inc.
We have audited the accompanying consolidated balance sheets of Groupon, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Groupon, Inc. at December 31, 2016 and 2015, and the consolidated results of its operations, and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, on January 1, 2016, the Company adopted the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2016-09, "Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment Accounting."

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Groupon, Inc.'s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 15, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Chicago, Illinois
February 15, 2017
except for Notes 1, 3 and 18, as to which the date is May 17, 2017

GROUPON, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$862,977	$824,307
Accounts receivable, net	71,272	51,642
Prepaid expenses and other current assets	94,441	127,565
Current assets of discontinued operations	63,246	71,728
Total current assets	1,091,936	1,075,242
Property, equipment and software, net	169,452	195,857
Goodwill	274,551	278,155
Intangible assets, net	42,915	36,483
Investments (including $110,066 and $163,675 at December 31, 2016 and December 31, 2015, respectively, at fair value)	141,882	178,236
Deferred income taxes	5,151	3,291
Other non-current assets	23,484	15,664
Non-current assets of discontinued operations	12,006	13,336
Total Assets	$1,761,377	$1,796,264
Liabilities and Equity
Current liabilities:
Accounts payable	$28,551	$21,809
Accrued merchant and supplier payables	770,992	737,503
Accrued expenses and other current liabilities	366,456	383,801
Current liabilities of discontinued operations	47,052	60,412
Total current liabilities	1,213,051	1,203,525
Convertible senior notes, net	178,995	—
Deferred income taxes	1,714	5,837
Other non-current liabilities	99,628	113,046
Non-current liabilities of discontinued operations	2,927	3,269
Total Liabilities	1,496,315	1,325,677
Commitments and contingencies (see Note 10)
Stockholders' Equity
Class A common stock, par value $0.0001 per share, no shares authorized, issued or outstanding at December 31, 2016 and 2,000,000,000 shares authorized, 717,387,446 shares issued and 588,919,281 shares outstanding at December 31, 2015	—	72
Class B common stock, par value $0.0001 per share, no shares authorized, issued or outstanding at December 31, 2016 and 10,000,000 shares authorized, 2,399,976 shares issued and outstanding at December 31, 2015	—	—
Common stock, par value $0.0001 per share, 2,010,000,000 shares authorized, 736,531,771 shares issued and 564,835,863 shares outstanding at December 31, 2016 and no shares issued or outstanding at December 31, 2015	74	—
Additional paid-in capital	2,112,728	1,964,453
Treasury stock, at cost, 171,695,908 shares at December 31, 2016 and 128,468,165 shares at December 31, 2015	(807,424)	(645,041)
Accumulated deficit	(1,099,010)	(901,292)
Accumulated other comprehensive income (loss)	58,052	51,206
Total Groupon, Inc. Stockholders' Equity	264,420	469,398
Noncontrolling interests	642	1,189
Total Equity	265,062	470,587
Total Liabilities and Equity	$1,761,377	$1,796,264

See Notes to Consolidated Financial Statements.

GROUPON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2016	2015	2014
Revenue:
Third-party and other	$1,206,441	$1,250,149	$1,353,948
Direct	1,807,174	1,704,667	1,504,698
Total revenue	3,013,615	2,954,816	2,858,646
Cost of revenue:
Third-party and other	150,031	158,095	173,204
Direct	1,582,931	1,508,911	1,339,881
Total cost of revenue	1,732,962	1,667,006	1,513,085
Gross profit	1,280,653	1,287,810	1,345,561
Operating expenses:
Marketing	352,175	241,342	227,855
Selling, general and administrative	994,027	1,100,528	1,080,199
Restructuring charges	40,438	28,464	—
Gains on business dispositions	(11,399)	(13,710)	—
Acquisition-related expense (benefit), net	5,650	1,857	1,269
Total operating expenses	1,380,891	1,358,481	1,309,323
Income (loss) from operations	(100,238)	(70,671)	36,238
Other income (expense), net	(71,289)	(25,586)	(31,655)
Income (loss) from continuing operations before provision (benefit) for income taxes	(171,527)	(96,257)	4,583
Provision (benefit) for income taxes	(5,318)	(23,010)	15,308
Income (loss) from continuing operations	(166,209)	(73,247)	(10,725)
Income (loss) from discontinued operations, net of tax	(17,114)	106,926	(53,194)
Net income (loss)	(183,323)	33,679	(63,919)
Net income attributable to noncontrolling interests	(11,264)	(13,011)	(9,171)
Net income (loss) attributable to Groupon, Inc.	$(194,587)	$20,668	$(73,090)

Basic and diluted net income (loss) per share (1):
Continuing operations	$(0.31)	$(0.13)	$(0.03)
Discontinued operations	(0.03)	0.16	(0.08)
Basic and diluted net income (loss) per share	$(0.34)	$0.03	$(0.11)

Weighted average number of shares outstanding (1)
Basic	576,354,258	650,106,225	674,832,393
Diluted	576,354,258	650,106,225	674,832,393

(1)	The structure of the Company's common stock changed during the year ended December 31, 2016. Refer to Note 11, Stockholders' Equity, and Note 17, Income (Loss) per Share, for additional information.

See Notes to Consolidated Financial Statements.

GROUPON, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended December 31,
	2016	2015	2014
Income (loss) from continuing operations	$(166,209)	$(73,247)	$(10,725)
Other comprehensive income (loss) from continuing operations:
Foreign currency translation adjustments:
Net unrealized gain (loss) during the period	15,884	8,310	9,192
Reclassification adjustments included in income (loss) from continuing operations	(7,523)	(192)	—
Net change in unrealized gain (loss)	8,361	8,118	9,192
Defined benefit pension plan adjustment:
Pension liability adjustment	830	(113)	(1,500)
Amortization of pension net actuarial loss (gain) to earnings	98	100	—
Net change in unrealized gain (loss) (net of tax effect of $176, $3 and $285 for the years ended December 31, 2016, 2015 and 2014, respectively)	928	(13)	(1,500)
Available-for-sale securities:
Net unrealized gain (loss) during the period	(70)	(41)	(210)
Reclassification adjustment for impairment included in net income (loss) from continuing operations	—	—	831
Net change in unrealized gain (loss) on available-for-sale securities (net of tax effect of $43, $25 and $383 for the years ended December 31, 2016, 2015 and 2014, respectively)	(70)	(41)	621
Other comprehensive income (loss) from continuing operations	9,219	8,064	8,313
Comprehensive income (loss) from continuing operations	(156,990)	(65,183)	(2,412)

Income (loss) from discontinued operations	(17,114)	106,926	(53,194)
Other comprehensive income (loss) from discontinued operations — Foreign currency translation adjustments:
Net unrealized gain (loss) during the period	(9,305)	(4,934)	2,433
Reclassification adjustment included in net income (loss) from discontinued operations	6,932	12,313	—
Net change in unrealized gain (loss)	(2,373)	7,379	2,433
Comprehensive income (loss) from discontinued operations	(19,487)	114,305	(50,761)

Comprehensive income (loss)	(176,477)	49,122	(53,173)
Comprehensive income attributable to noncontrolling interests	(11,264)	(13,011)	(8,984)
Comprehensive income (loss) attributable to Groupon, Inc.	$(187,741)	$36,111	$(62,157)

See Notes to Consolidated Financial Statements.

GROUPON, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except share amounts)

	Groupon, Inc. Stockholders' Equity
	Common Stock (1)		Additional Paid-In Capital	Treasury Stock		Accumulated Deficit	Accumulated Other Comprehensive Income	Total Groupon Inc. Stockholders' Equity	Non-controlling Interests	Total Equity
	Shares	Amount		Shares	Amount
Balance at December 31, 2013	672,549,952	$67	$1,584,211	(4,432,800)	$(46,587)	$(848,870)	$24,830	$713,651	$(1,969)	$711,682
Net income (loss)	—	—	—	—	—	(73,090)	—	(73,090)	9,171	(63,919)
Foreign currency translation	—	—	—	—	—	—	11,812	11,812	(187)	11,625
Pension liability adjustment, net of tax	—	—	—	—	—	—	(1,500)	(1,500)	—	(1,500)
Unrealized gain (loss) on available-for-sale securities, net of tax	—	—	—	—	—	—	621	621	—	621
Common stock issued in connection with acquisitions of businesses, net of issuance costs	15,255,180	2	173,813	—	—	—	—	173,815	—	173,815
Shares issued to settle liability-classified awards and contingent consideration	102,180	—	1,041	—	—	—	—	1,041	—	1,041
Purchase of interests in consolidated subsidiaries	—	—	(6,310)	—	—	—	—	(6,310)	2,415	(3,895)
Exercise of stock options	1,029,471	—	1,118	—	—	—	—	1,118	—	1,118
Vesting of restricted stock units	17,323,096	1	(1)	—	—	—	—	—	—	—
Shares issued under employee stock purchase plan	857,171	—	5,396	—	—	—	—	5,396	—	5,396
Tax withholdings related to net share settlements of stock-based compensation awards	(5,708,990)	—	(44,509)	—	—	—	—	(44,509)	—	(44,509)
Stock-based compensation on equity-classified awards	—	—	133,230	—	—	—	—	133,230	—	133,230
Tax shortfalls, net of excess tax benefits, on stock-based compensation awards	—	—	(569)	—	—	—	—	(569)	—	(569)
Purchases of treasury stock	—	—	—	(22,806,304)	(151,880)	—	—	(151,880)	—	(151,880)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	(7,312)	(7,312)
Balance at December 31, 2014	701,408,060	$70	$1,847,420	(27,239,104)	$(198,467)	$(921,960)	$35,763	$762,826	$2,118	$764,944
Net income (loss)	—	—	—	—	—	20,668	—	20,668	13,011	33,679
Foreign currency translation	—	—	—	—	—	—	15,497	15,497	—	15,497
Pension liability adjustment, net of tax	—	—	—	—	—	—	(13)	(13)	—	(13)
Unrealized gain (loss) on available-for-sale securities, net of tax	—	—	—	—	—	—	(41)	(41)	—	(41)
Issuance of unvested restricted stock	2,203,861	—	—	—	—	—	—	—	—	—
Exercise of stock options	673,608	—	951	—	—	—	—	951	—	951
Vesting of restricted stock units	21,306,534	3	(3)	—	—	—	—	—	—	—
Shares issued under employee stock purchase plan	1,037,198	—	4,857	—	—	—	—	4,857	—	4,857
Tax withholdings related to net share settlements of stock-based compensation awards	(6,841,839)	(1)	(40,818)	—	—	—	—	(40,819)	—	(40,819)
Stock-based compensation on equity-classified awards	—	—	156,386	—	—	—	—	156,386	—	156,386
Tax shortfalls, net of excess tax benefits, on stock-based compensation awards	—	—	(4,340)	—	—	—	—	(4,340)	—	(4,340)

Purchases of treasury stock	—	—	—	(101,229,061)	(446,574)	—	—	(446,574)	—	(446,574)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	(13,940)	(13,940)
Balance at December 31, 2015	719,787,422	$72	$1,964,453	(128,468,165)	$(645,041)	$(901,292)	$51,206	$469,398	$1,189	$470,587
Cumulative effect of change in accounting principle	—	—	—	—	—	(3,131)	—	(3,131)	—	(3,131)
Net income (loss)	—	—	—	—	—	(194,587)	—	(194,587)	11,264	(183,323)
Foreign currency translation	—	—	—	—	—	—	5,988	5,988	—	5,988
Pension liability adjustment, net of tax	—	—	—	—	—	—	928	928	—	928
Unrealized gain (loss) on available-for-sale securities, net of tax	—	—	—	—	—	—	(70)	(70)	—	(70)
Forfeitures of unvested restricted stock	(196,968)	—	—	—	—	—	—	—	—	—
Exercise of stock options	491,483	—	620	—	—	—	—	620	—	620
Vesting of restricted stock units	22,698,324	3	(3)	—	—	—	—	—	—	—
Shares issued under employee stock purchase plan	1,669,782	—	4,358	—	—	—	—	4,358	—	4,358
Tax withholdings related to net share settlements of stock-based compensation awards	(7,918,272)	(1)	(31,160)	—	—	—	—	(31,161)	—	(31,161)
Stock-based compensation on equity-classified awards	—	—	131,114	—	—	—	—	131,114	—	131,114
Equity component of the convertible senior notes, net of tax and issuance costs	—	—	67,014	—	—	—	—	67,014	—	67,014
Purchase of convertible note hedges	—	—	(59,163)	—	—	—	—	(59,163)	—	(59,163)
Issuance of warrants	—	—	35,495	—	—	—	—	35,495	—	35,495
Purchases of treasury stock	—	—	—	(43,227,743)	(162,383)	—	—	(162,383)	—	(162,383)
Distributions to noncontrolling interest holders	—	—		—	—	—	—	—	(11,811)	(11,811)
Balance at December 31, 2016	736,531,771	$74	$2,112,728	(171,695,908)	$(807,424)	$(1,099,010)	$58,052	$264,420	$642	$265,062

(1)	The structure of the Company's common stock changed during the year ended December 31, 2016. Refer to Note 11, Stockholders' Equity, and Note 17, Income (Loss) per Share, for additional information.
See Notes to Consolidated Financial Statements.

GROUPON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2016	2015	2014
Operating activities
Net income (loss)	$(183,323)	$33,679	$(63,919)
Less: Income (loss) from discontinued operations, net of tax	(17,114)	106,926	(53,194)
Income (loss) from continuing operations	(166,209)	(73,247)	(10,725)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	116,961	111,072	91,707
Amortization of acquired intangible assets	18,948	18,310	19,116
Stock-based compensation	115,123	138,748	111,850
Restructuring-related long-lived asset impairments	328	7,214	—
Gains on business dispositions	(11,399)	(13,710)	—
Deferred income taxes	(10,448)	(11,042)	(8,400)
Loss on equity method investments	—	—	459
(Gain) loss, net from changes in fair value of contingent consideration	4,092	240	(2,444)
(Gain) loss from changes in fair value of investments	48,141	2,943	—
Impairments of investments	—	—	2,036
Amortization of debt discount on convertible senior notes	7,376	—	—
Change in assets and liabilities, net of acquisitions:
Restricted cash	(1,317)	4,556	7,180
Accounts receivable	(16,584)	5,989	76
Prepaid expenses and other current assets	35,043	41,630	16,859
Accounts payable	5,121	7,898	(11,153)
Accrued merchant and supplier payables	26,729	40,232	55,296
Accrued expenses and other current liabilities	(32,124)	54,019	1,573
Other, net	(10,853)	(18,439)	32,684
Net cash provided by (used in) operating activities from continuing operations	128,928	316,413	306,114
Net cash provided by (used in) operating activities from discontinued operations	(11,823)	(53,914)	(1,310)
Net cash provided by (used in) operating activities	117,105	262,499	304,804
Investing activities
Purchases of property and equipment and capitalized software	(68,287)	(81,946)	(81,293)
Cash derecognized upon dispositions of subsidiaries	(1,128)	(1,404)	—
Acquisitions of businesses, net of acquired cash	14,539	(69,888)	(59,735)
Purchases of investments	—	(25,289)	(6,726)
Proceeds from sale or maturity of investments	1,685	6,010	—
Acquisitions of intangible assets and other investing activities	(2,395)	(2,691)	(1,547)
Net cash provided by (used in) investing activities from continuing operations	(55,586)	(175,208)	(149,301)
Net cash provided by (used in) investing activities from discontinued operations	(1,900)	242,428	(80,155)
Net cash provided by (used in) investing activities	(57,486)	67,220	(229,456)
Financing activities
Proceeds from borrowings under revolving credit facility	—	195,000	—
Repayments of borrowings under revolving credit facility	—	(195,000)	—
Proceeds from issuance of convertible senior notes	250,000	—	—
Issuance costs for convertible senior notes and revolving credit agreement	(8,147)	—	(1,029)
Purchase of convertible note hedges	(59,163)	—	—
Proceeds from issuance of warrants	35,495	—	—
Payments for purchases of treasury stock	(165,357)	(442,767)	(153,253)
Taxes paid related to net share settlements of stock-based compensation awards	(29,777)	(40,101)	(43,618)
Common stock issuance costs in connection with acquisition of business	—	—	(158)
Settlements of purchase price obligations related to acquisitions	—	—	(3,136)
Proceeds from stock option exercises and employee stock purchase plan	4,978	5,808	6,514
Distributions to noncontrolling interest holders	(11,811)	(13,940)	(8,034)
Payments of contingent consideration from acquisitions	(285)	(382)	—
Payments of capital lease obligations	(30,598)	(24,403)	(7,422)
Net cash provided by (used in) financing activities	(14,665)	(515,785)	(210,136)

Effect of exchange rate changes on cash and cash equivalents, including cash classified within current assets of discontinued operations	(6,470)	(32,485)	(33,771)
Net increase (decrease) in cash and cash equivalents, including cash classified within current assets of discontinued operations	38,484	(218,551)	(168,559)
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	(186)	(59,996)	41,018
Net increase (decrease) in cash and cash equivalents	38,670	(158,555)	(209,577)
Cash and cash equivalents, beginning of period	824,307	982,862	1,192,439
Cash and cash equivalents, end of period	$862,977	$824,307	$982,862

Supplemental disclosure of cash flow information
Income tax payments (refunds) for continuing operations	$(7,208)	$(5,461)	$21,411
Income tax payments for discontinued operations	2,953	15,735	2,595
Non-cash investing and financing activities
Continuing operations:
Equipment acquired under capital lease obligations	21,611	44,539	36,574
Leasehold improvements funded by lessor	4,990	6,711	—
Issuance of common stock in connection with acquisition of business	—	—	11,110
Liability for purchases of treasury stock	1,207	4,181	374
Contingent consideration liabilities incurred in connection with acquisitions	—	9,605	4,388
Accounts payable and accrued expenses related to purchases of property and equipment and capitalized software	3,855	2,426	1,863
Liability for purchase of additional interest in consolidated subsidiaries	526	526	1,598
Minority investment recognized in connection with disposition of Ticket Monster	—	122,075	—
Minority investment recognized in connection with disposition of Groupon India	—	16,400	—
Cost method investments acquired in connection with business dispositions	13,507	—	—
Discontinued operations:
Issuance of common stock in connection with acquisition of Ticket Monster	—	—	162,862
Accounts payable and accrued expenses related to purchases of property and equipment and capitalized software	12	31	60
See Notes to Consolidated Financial Statements.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Company Information
Groupon, Inc. and subsidiaries (the "Company"), which commenced operations in October 2008, operates online local commerce marketplaces throughout the world that connect merchants to consumers by offering goods and services, generally at a discount. Customers access those marketplaces through the Company's websites, primarily localized groupon.com sites in many countries, and its mobile applications.
The Company's operations are organized into two segments: North America and International. See Note 18, Segment
Information.

In connection with a strategic initiative to optimize its global footprint, the Company sold its operations in 10 countries and ceased operations in another country between November 2016 and March 2017. The financial results of those operations have been presented as discontinued operations in the consolidated financial statements for the years ended December 31, 2016, 2015 and 2014. Additionally, the Company sold a controlling stake in Ticket Monster, Inc. ("Ticket Monster"), a business based in the Republic of Korea, in May 2015. The financial results of Ticket Monster have been presented as discontinued operations in the consolidated financial statements for the years ended December 31, 2015 and 2014. See Note 3, Discontinued Operations and Other Dispositions, for additional information.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company's consolidated financial statements were prepared in accordance with U.S. GAAP and include the assets, liabilities, revenue and expenses of all wholly-owned subsidiaries and majority-owned subsidiaries over which the Company exercises control and variable interest entities for which the Company has determined that it is the primary beneficiary. Outside stockholders' interests in subsidiaries are shown on the consolidated financial statements as "Noncontrolling interests." Equity investments in entities in which the Company does not have a controlling financial interest are accounted for under the equity method, the cost method, the fair value option or as available-for-sale securities, as appropriate.
Adoption of New Accounting Standards
The Company adopted the guidance in Accounting Standards Update ("ASU") 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40) - Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, as of December 31, 2016. This ASU requires management to assess a company's ability to continue as a going concern and to provide related disclosures in certain circumstances. Based on the results of the Company's analysis, no additional disclosures were required.
The Company adopted the guidance in ASU 2016-09,  Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment Accounting, on January 1, 2016. Under this ASU, entities are permitted to make an accounting policy election to either estimate forfeitures on share-based payment awards, as previously required, or to recognize forfeitures as they occur. The Company has elected to recognize forfeitures as they occur and the impact of that change in accounting policy has been recorded as a $3.1 million cumulative effect adjustment to increase its accumulated deficit as of January 1, 2016. Additionally, ASU 2016-09 requires that all income tax effects related to settlements of share-based payment awards be reported in earnings as an increase or decrease to income tax expense (benefit), net. Previously, income tax benefits at settlement of an award were reported as an increase (or decrease) to additional paid-in capital to the extent that those benefits were greater than (or less than) the income tax benefits reported in earnings during the award's vesting period. The requirement to report those income tax effects in earnings has been applied on a prospective basis to settlements occurring on or after January 1, 2016 and the impact of applying that guidance was not material to the consolidated financial statements for the year ended December 31, 2016. ASU

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2016-09 also requires that all income tax-related cash flows resulting from share-based payments be reported as operating activities in the statement of cash flows. Previously, income tax benefits at settlement of an award were reported as a reduction to operating cash flows and an increase to financing cash flows to the extent that those benefits exceeded the income tax benefits reported in earnings during the award's vesting period. The Company has elected to apply that change in cash flow classification on a retrospective basis, which has resulted in increases of $7.6 million and $16.0 million to net cash provided by operating activities and a corresponding increase to net cash used in financing activities in the accompanying consolidated statement of cash flows for the years ended December 31, 2015 and 2014, respectively, as compared to the amounts previously reported. The remaining provisions of ASU 2016-09 did not have a material impact on the accompanying consolidated financial statements.

The Company adopted the guidance in ASU 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis, on January 1, 2016. This ASU expands the variable interest entity ("VIE") criteria to specifically include limited partnerships in certain circumstances. The adoption of ASU 2015-02 did not have a material impact on the accompanying consolidated financial statements. The Company determined that Monster Holdings LP ("Monster LP") is not a VIE under ASU 2015-02, which is consistent with its conclusion prior to adoption of the ASU. That investment is evaluated as a corporation, rather than a limited partnership, for purposes of making consolidation determinations because its governance structure is akin to a corporation. Under the terms of Monster LP’s amended and restated agreement of limited partnership, all of the objectives and purposes of Monster LP are carried out by a board of directors, rather than a general partner.

Reclassifications

Certain reclassifications have been made to the consolidated financial statements of prior periods and the accompanying notes to conform to the current period presentation.

Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenue and expenses, and the related disclosures of contingent liabilities in the consolidated financial statements and accompanying notes. Estimates are utilized for, but not limited to, stock-based compensation, income taxes, valuation of acquired goodwill and intangible assets, investments, customer refunds, contingent liabilities and the useful lives of property, equipment and software and intangible assets. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.
Accounts Receivable, Net
Accounts receivable primarily represents the net cash due from the Company's credit card and other payment processors for cleared transactions. The carrying amount of the Company's receivables is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.
Inventories
 Inventories, consisting of merchandise purchased for resale, are accounted for using the first-in, first-out ("FIFO") method of accounting and are valued at the lower of cost or market value. The Company writes down its inventory to the lower of cost or market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by the Company, additional inventory write-downs may be required. Once established, the original cost of the inventory less the related inventory write-down represents a new cost basis.
Restricted Cash
Restricted cash primarily represents amounts that the Company is unable to access for operational purposes pursuant to

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

contractual arrangements with certain financial institutions. The Company had $5.8 million and $6.2 million of restricted cash recorded within "Prepaid expenses and other current assets" and "Other non-currents assets," respectively, as of December 31, 2016. The Company had $4.7 million and $6.2 million of restricted cash recorded within "Prepaid expenses and other current assets" and "Other non-currents assets," respectively, as of December 31, 2015.
Property and Equipment
Property and equipment are stated at cost and assets under capital leases are stated at the present value of minimum lease payments. Depreciation and amortization of property and equipment is recorded on a straight-line basis over the estimated useful lives of the assets. Generally, the useful lives are three years for computer hardware and office equipment, five to ten years for furniture and fixtures and warehouse equipment and the shorter of the term of the lease or the asset’s useful life for leasehold improvements and assets under capital leases.
Internal-Use Software
The Company incurs costs related to internal-use software and website development, including purchased software and internally-developed software. Costs incurred in the planning and evaluation stage of internally-developed software and website development are expensed as incurred. Costs incurred and accumulated during the application development stage are capitalized and included within "Property, equipment and software, net" on the consolidated balance sheets. Amortization of internal-use software is recorded on a straight-line basis over the estimated useful lives of the assets of two years.
Impairment of Long-Lived Assets

Long-lived assets, such as property, equipment and software and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If circumstances require that a long-lived asset or asset group to be held and used be tested for possible impairment, the Company first compares the undiscounted cash flows expected to be generated by that long-lived asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.
Long-lived assets or disposal groups classified as held for sale are recorded at the lower of their carrying amount or fair value less estimated selling costs. Long-lived assets are not depreciated or amortized while classified as held for sale.
Goodwill

Goodwill is allocated to the Company's reporting units at the date the goodwill is initially recorded. Once goodwill has been allocated to the reporting units, it no longer retains its identification with a particular acquisition and becomes identified with the reporting unit in its entirety. Accordingly, the fair value of the reporting unit as a whole is available to support the recoverability of its goodwill.

The Company evaluates goodwill for impairment annually on October 1 or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. The Company has the option to assess goodwill for impairment by first performing a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If the Company determines that it is not more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then the two-step goodwill impairment test is not required to be performed. If the Company determines that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, or if the Company does not elect the option to perform an initial qualitative assessment, the Company performs the two-step goodwill impairment test. In the first step, the fair value of the reporting unit is compared to its book value including goodwill. If the fair value of the reporting unit is in excess of its book value, the related goodwill is not impaired and no further analysis is necessary. If the fair value of the reporting unit is less than its book value, there is an indication of potential impairment and a second step is performed. When required, the second step of testing involves calculating the implied fair value of goodwill for the reporting unit. The implied fair value of goodwill is determined in the same manner as goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit determined in step one over the fair value of its net assets, including identifiable intangible assets, as if the reporting unit had been acquired. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. For reporting units with a negative

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

book value (i.e., excess of liabilities over assets), the Company evaluates qualitative factors to determine whether it is necessary to perform the second step of the goodwill impairment test.

Investments
Investments in nonmarketable equity shares with no redemption provisions that are not common stock or in-substance common stock or for which the Company does not have the ability to exercise significant influence are accounted for using the cost method of accounting and are classified within "Investments" on the consolidated balance sheets. Under the cost method of accounting, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, certain distributions and additional investments.
Investments in common stock or in-substance common stock for which the Company has the ability to exercise significant influence are accounted for under the equity method, except where the Company has made an irrevocable election to account for the investments at fair value. These investments are classified within "Investments" on the consolidated balance sheets. The Company's proportionate share of income or loss on equity method investments and changes in the fair values of investments for which the fair value option has been elected are presented within "Other income (expense), net" on the consolidated statements of operations.
Investments in convertible debt securities and convertible redeemable preferred shares are accounted for as available-for-sale securities, which are classified within "Investments" on the consolidated balance sheets. Available-for-sale securities are recorded at fair value each reporting period. Unrealized gains and losses, net of the related tax effects, are excluded from earnings and recorded as a separate component within "Accumulated other comprehensive income (loss)" on the consolidated balance sheets until realized. Interest income from available-for-sale securities is reported within "Other income (expense), net" on the consolidated statements of operations.
Other-than-Temporary Impairment of Investments
An unrealized loss exists when the current fair value of an investment is less than its cost basis. The Company conducts reviews of its investments with unrealized losses on a quarterly basis to evaluate whether those impairments are other-than-temporary. This evaluation, which is performed at the individual investment level, considers qualitative and quantitative factors regarding the severity and duration of the unrealized loss, as well as the Company's intent and ability to hold the investment for a period of time that is sufficient to allow for an anticipated recovery in value. Evidence considered in this evaluation includes the amount of the impairment, the length of time that the investment has been impaired, the factors contributing to the impairment, the financial condition and near-term prospects of the investee, recent operating trends and forecasted performance of the investee, market conditions in the geographic area or industry in which the investee operates and the Company's strategic plans for holding the investment in relation to the period of time expected for an anticipated recovery in value. Additionally, the Company considers whether it intends to sell the investment or whether it is more likely than not that it will be required to sell the investment before recovery of its amortized cost basis. Investments with unrealized losses that are determined to be other-than-temporary are written down to fair value with a charge to earnings. Unrealized losses that are determined to be temporary in nature are not recorded for cost method investments and equity method investments, while such losses are recorded, net of tax, in accumulated other comprehensive income (loss) for available-for-sale securities.
Income Taxes
The Company accounts for income taxes using the asset and liability method, under which deferred income tax assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company regularly reviews deferred tax assets to assess whether it is more-likely-than-not that the deferred tax assets will be realized and, if necessary, establish a valuation allowance for portions of such assets to reduce the carrying value.

For purposes of assessing whether it is more-likely-than-not that deferred tax assets will be realized, the Company considers the following four sources of taxable income for each tax jurisdiction: (a) future reversals of existing taxable temporary differences, (b) projected future earnings, (c) taxable income in carryback years, to the extent that carrybacks are permitted under the tax laws of the applicable jurisdiction and (d) tax planning strategies, which represent prudent and feasible actions that a company ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused. To the extent that evidence about one or more of these sources of taxable income is sufficient to support a conclusion that a valuation allowance is

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

not necessary, other sources need not be considered. Otherwise, evidence about each of the sources of taxable income is considered in arriving at a conclusion about the need for and amount of a valuation allowance. See Note 14, Income Taxes, for further information about the Company's valuation allowance assessments.

The Company is subject to taxation in the United States, various states and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, the Company's effective tax rate could be adversely affected by earnings being lower than anticipated in countries where it has lower statutory rates and higher than anticipated in countries where it has higher statutory rates, by changes in foreign currency exchange rates, by changes in the valuation of deferred tax assets and liabilities, or by changes in the relevant laws, regulations, principles and interpretations. The Company accounts for uncertainty in income taxes by recognizing the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not criteria, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Lease and Asset Retirement Obligations

The Company classifies leases at their inception as either operating or capital leases and may receive renewal or expansion options, rent holidays, and leasehold improvement or other incentives on certain lease agreements. The Company recognizes operating lease costs on a straight-line basis, taking into account adjustments for free or escalating rental payments and deferred payment terms. Additionally, lease incentives are accounted for as a reduction of lease costs over the lease term. Rent expense associated with operating lease obligations is primarily classified within "Selling, general and administrative" on the consolidated statements of operations. Minimum lease payments made under capital leases are apportioned between interest expense, which is presented within "Other income (expense), net" on the consolidated statements of operations, and a reduction of the related capital lease obligations, which are classified within "Accrued expenses and other current liabilities" and "Non-current liabilities" on the consolidated balance sheets.
The Company establishes assets and liabilities for the present value of estimated future costs to retire long-lived assets at the termination or expiration of a lease. Such assets are amortized over the lease term, and the recorded liabilities are accreted to the future value of the estimated retirement costs. The related amortization and accretion expenses are presented within "Selling, general and administrative" on the consolidated statements of operations.
Revenue Recognition
The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collection is reasonably assured.
Third-party revenue
The Company generates third-party revenue from transactions in which it acts as a marketing agent, primarily by selling vouchers ("Groupons") through its online local commerce marketplaces that can be redeemed for goods or services with third-party merchants. The Company's marketplaces include three primary categories of offerings: Local, Goods and Travel.
Third-party revenue is reported on a net basis as the purchase price received from the customer for the voucher less the portion of the purchase price that is payable to the featured merchant. Revenue is presented on a net basis because the Company is acting as a marketing agent of the merchant in those transactions.

Third-party revenue is recognized when the customer purchases a voucher, the voucher has been electronically delivered to the purchaser and a listing of vouchers sold has been made available to the merchant. At that time, the Company's obligations to the merchant, for which it is serving as a marketing agent, are substantially complete. The Company's remaining obligations, which are limited to remitting payment to the merchant and continuing to make available on its website information about vouchers sold that was previously provided to the merchant, are inconsequential and perfunctory administrative activities. For a portion of the hotel offerings available through the Company's online local marketplaces, customers make room reservations directly through its websites. Such reservations are generally cancelable at any time prior to check-in and the Company defers the revenue on those transactions until the customer's stay commences.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For merchant payment arrangements that are structured under a redemption model, merchants are not paid until the customer redeems the voucher that has been purchased. If a customer does not redeem the voucher under this payment model, the Company retains all of the gross billings. The Company recognizes incremental revenue from unredeemed vouchers and derecognizes the related accrued merchant payable when its legal obligation to the merchant expires, which the Company believes is shortly after deal expiration in most jurisdictions that have payment arrangements structured under a redemption model.

Direct revenue
The Company generates direct revenue from selling merchandise inventory through its Goods category in transactions for which it is the merchant of record.
Direct revenue is reported on a gross basis as the purchase price received from the customer. The Company is the primary obligor in those transactions, is subject to general inventory risk and has latitude in establishing prices. For Goods transactions in which the Company acts as a marketing agent of a third-party merchant, revenue is recorded on a net basis and is presented within third-party revenue.
Direct revenue, including associated shipping revenue, is recognized when title passes to the customer upon delivery of the product.

Other revenue
Commission revenue is earned when customers make purchases with retailers using digital coupons accessed through the Company's websites and mobile applications. The Company recognizes that commission revenue in the period when the underlying transactions are completed. Advertising revenue is recognized when the advertiser's logo or website link has been included on the Company's websites or in specified email distributions for the requisite period of time as set forth in the agreement with the advertiser.
Refunds
Estimated refunds are recorded as a reduction of revenue, except for refunds on third-party revenue transactions for which the merchant’s share is not recoverable, which are presented as a cost of revenue. The liability for estimated refunds is included within "Accrued expenses and other current liabilities" on the consolidated balance sheets.
The Company estimates future refunds utilizing a statistical model that incorporates historical refund experience, including the relative risk of refunds based on transaction value and deal category. The portion of customer refunds for which the merchant's share is not recoverable on third-party revenue deals is estimated based on the refunds that are expected to be issued after expiration of the related vouchers, the refunds that are expected to be issued due to merchant bankruptcies or poor customer experience and whether the payment terms of the related merchant contracts are structured using a redemption payment model or a fixed payment model.
The Company assesses the trends that could affect its estimates on an ongoing basis and makes adjustments to the refund reserve calculations if it appears that changes in circumstances, including changes to the Company's refund policies or general economic conditions, may cause future refunds to differ from its initial estimates. If actual results are not consistent with the estimates or assumptions stated above, the Company may need to change its future estimates, and the effects could be material to the consolidated financial statements.

Discounts
The Company provides discount offers to encourage purchases of goods and services through its marketplaces. The Company records discounts as a reduction of revenue.
Sales and related taxes
Sales, use, value-added and related taxes that are imposed on specific revenue-generating transactions are presented on a net basis and excluded from revenue.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cost of revenue
Cost of revenue is comprised of direct and certain indirect costs incurred to generate revenue. For direct revenue transactions, cost of revenue includes the cost of inventory, shipping and fulfillment costs and inventory markdowns. Fulfillment costs are comprised of third-party logistics provider costs, as well as rent, depreciation, personnel costs and other costs of operating the Company's fulfillment center. For third-party revenue transactions, cost of revenue includes estimated refunds for which the merchant's share is not recoverable. Other costs incurred to generate revenue, which include credit card processing fees, editorial costs, compensation expense for technology support personnel who are responsible for maintaining the infrastructure of the Company's websites, amortization of internal-use software relating to customer-facing applications, web hosting and other processing fees, are attributed to cost of third-party revenue, direct revenue and other revenue in proportion to gross billings during the period.
Customer Credits
The Company issues credits to its customers that can be applied against future purchases through its online local marketplaces for certain qualifying acts, such as referring new customers, and also to satisfy refund requests. The Company has recorded its customer credit obligations within "Accrued expenses and other current liabilities" on the consolidated balance sheets (Note 8, Supplemental Consolidated Balance Sheet and Statements of Operations Information). Customer credit obligations incurred for new customer referrals or other qualifying acts are expensed as incurred and are classified within "Marketing" on the consolidated statements of operations. Customer credits issued to satisfy refund requests are applied as a reduction to the refunds reserve.
Stock-Based Compensation
The Company measures stock-based compensation cost at fair value. Expense is generally recognized on a straight-line basis over the service period during which awards are expected to vest, except for awards with both performance conditions and a graded vesting schedule, which are recognized using the accelerated method. The Company presents stock-based compensation expense within the consolidated statements of operations based on the classification of the respective employees' cash compensation. See Note 12, Compensation Arrangements.
Foreign Currency
Balance sheet accounts of the Company's operations outside of the United States are translated from foreign currencies into U.S. dollars at exchange rates as of the consolidated balance sheet dates. Revenue and expenses are translated at average exchange rates during the period. Foreign currency translation adjustments and foreign currency gains and losses on intercompany balances that are of a long-term investment nature are included within "Accumulated other comprehensive income" on the consolidated balance sheets. Foreign currency gains and losses resulting from transactions which are denominated in currencies other than the entity's functional currency, including foreign currency gains and losses on intercompany balances that are not of a long-term investment nature, are included within "Other income (expense), net" on the consolidated statements of operations.
Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09, Revenue from Contracts with Customers. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Gross versus Net), which is effective upon adoption of ASU 2014-09. This ASU clarifies the implementation guidance in ASU 2014-09 on principal versus agent considerations. These ASUs are effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. For merchant payment arrangements that are structured under a redemption model, the Company expects that it will be required to estimate the incremental revenue from vouchers that will not ultimately be redeemed and recognize that amount as revenue at the time of sale under ASU 2014-09, rather than when its legal obligation expires. The potential impact of that change could increase or decrease the Company's revenue in any given period as compared to its current policy depending on the relative amounts of the estimated incremental revenue from unredeemed vouchers on current transactions as compared to the actual incremental revenue from vouchers that expire unredeemed in that period. The Company is still evaluating these ASUs for other potential impacts on its consolidated financial statements.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory. This ASU requires inventory to be measured at the lower of cost or net realizable value, rather than the lower of cost or market. The ASU is effective for annual reporting periods beginning after December 31, 2016 and interim periods within those annual periods. The Company does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments (Topic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities. This ASU requires equity securities to be measured at fair value with changes in fair value recognized through net income and will eliminate the cost method for equity securities without readily determinable fair values. The ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. The impact of the ASU on the Company's cost method investments will depend on changes in their fair values in periods after the adoption date. While the Company is still assessing the impact of ASU 2016-01, it does not expect that the adoption of this guidance will otherwise have a material impact on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU will require lessees to recognize assets and liabilities arising from leases, including operating leases, to be recognized on the balance sheet. The ASU is effective for annual reporting periods beginning after December 31, 2018 and interim periods within those annual periods. The Company is still assessing the impact of ASU 2016-02. See Note 10, Commitments and Contingencies, for information about the Company's lease commitments.
In October 2016, the FASB issued ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory (Topic 740). This ASU requires immediate recognition of the income tax consequences of intercompany asset transfers other than inventory. The ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods.

The Company currently expects to early adopt this guidance on January 1, 2017 and estimates that it would record a cumulative effect adjustment to increase its accumulated deficit by approximately $3.0 million as of that date.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) - Restricted Cash. This ASU requires that companies include amounts generally described as restricted cash and restricted cash equivalents, along with cash and cash equivalents, when reconciling the beginning-of-period and end-of-period amounts shown on the statement of cash flows.  The ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. While the Company is still assessing the impact of ASU 2016-18, it does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment. This ASU eliminates Step 2 of the goodwill impairment test and requires a goodwill impairment to be measured as the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of its goodwill. The ASU is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019.  While the Company is still assessing the impact of ASU 2017-04, it does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

There are no other accounting standards that have been issued but not yet adopted that the Company believes could have a material impact on its consolidated financial position or results of operations.
3. DISCONTINUED OPERATIONS AND OTHER DISPOSITIONS
A business disposition that represents a strategic shift and has (or will have) a major effect on an entity's operations and financial results is reported as a discontinued operation in the period in which the business is disposed of or meets the criteria for held-for-sale classification. The consolidated financial statements reflect discontinued operations presentation for two strategic actions, as described below.
Discontinued Operations - Global Footprint Optimization
In October 2016, the Company completed a strategic review of its international markets in connection with its efforts to optimize its global footprint and focus on the markets that it believes have the greatest potential to benefit the Company's long-term financial performance. Based on that review, the Company decided to focus its business on 15 core countries and to pursue strategic alternatives for its operations in the remaining 11 countries, which were primarily based in Asia and Latin America. As described below, the dispositions of the Company's operations in those 11 countries were completed between November 2016 and March 2017.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company determined that the decision reached by its management and Board of Directors to exit those 11 non-core countries, which comprised a substantial majority of its operations outside of North America and EMEA, represented a strategic shift in its business. Additionally, based on its review of quantitative and qualitative factors relevant to the dispositions, the Company determined that the disposition of its businesses in those 11 countries will have a major effect on its operations and financial results. As such, the financial position and results of operations and cash flows for its operations in those 11 countries are presented as discontinued operations in the accompanying consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014.

Dispositions Completed in 2016

On November 28, 2016, the Company sold its subsidiary in Malaysia ("Groupon Malaysia") in exchange for a minority investment in the acquirer. The Company recognized a pretax gain on the disposition of $0.3 million, which represents the excess of $2.3 million in net consideration received, consisting of the $2.5 million fair value of the investment acquired, less $0.2 million in transaction costs, over the sum of (i) the $0.8 million net book value upon closing of the transaction and (ii) its $1.2 million cumulative translation loss, which was reclassified to earnings. The Company did not receive any cash proceeds in connection with the transaction. See Note 7, Investments, for additional information about this transaction.

The Company also ceased its operations in South Africa in November 2016. The results of the Company's operations in Malaysia and South Africa, including the gain on the disposition of its operations in Malaysia, are presented within discontinued operations in the accompanying consolidated financial statements for the years ended December 31, 2016, 2015 and 2014. Additionally, the assets and liabilities of those businesses are classified as current assets of discontinued operations, non-current assets of discontinued operations, current liabilities of discontinued operations and non-current liabilities of discontinued operations in the accompanying consolidated balance sheet as of December 31, 2015.

Dispositions Completed in 2017

In connection with the strategic initiative to exit 11 non-core countries as discussed above, the Company sold its subsidiaries in Israel, Singapore, Hong Kong, Brazil, Argentina, Peru, Chile, Colombia and Mexico in the first quarter of 2017. The results of the Company's operations in those countries are presented within discontinued operations in the accompanying consolidated financial statements for the years ended December 31, 2016, 2015 and 2014. Additionally, the assets and liabilities of those businesses are classified as current assets of discontinued operations, non-current assets of discontinued operations, current liabilities of discontinued operations and non-current liabilities of discontinued operations in the accompanying consolidated balance sheets as of December 31, 2016 and 2015.

Discontinued Operations - Ticket Monster
On May 27, 2015, the Company sold a controlling stake in Ticket Monster to an investor group. The Company analyzed the quantitative and qualitative factors relevant to the Ticket Monster disposition transaction and determined the disposal of its controlling stake in Ticket Monster represented a strategic shift in its business and that had a major effect on its operations and financial results. As such, the financial results of Ticket Monster, the gain on disposition and the related income tax effects are presented within discontinued operations in the accompanying consolidated financial statements for the years ended December 31, 2015 and 2014.
For the year ended December 31, 2015, the Company recognized a pretax gain on the disposition of $202.2 million ($154.1 million net of tax), which represents the excess of (a) the $398.8 million in net consideration received, consisting of (i) $285.0 million in cash proceeds and (ii) the $122.1 million fair value of its retained minority investment, less (iii) $8.3 million in transaction costs, over (b) the sum of (i) the $184.3 million net book value of Ticket Monster upon the closing of the transaction and (ii) Ticket Monster's $12.3 million cumulative translation loss, which was reclassified to earnings. See Note 7, Investments, for information about this transaction.
The provision for income taxes for the year ended December 31, 2015 includes (i) the $74.8 million current and deferred income tax effects of the Ticket Monster disposition, partially offset by (ii) a $26.8 million tax benefit that resulted from the recognition of a deferred tax asset related to the excess of the tax basis over the financial reporting basis of the Company's investment in Ticket Monster upon meeting the criteria for held-for-sale classification. No income tax benefits were recognized for the year ended December 31, 2014 because valuation allowances were provided against the related net deferred tax assets.

Results of Discontinued Operations

The following table summarizes the major classes of line items included in income (loss) from discontinued operations, net of tax, for the years ended December 31, 2016, 2015 and 2014 (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Global Footprint Optimization			Ticket Monster			Total
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2016 (1)	2015	2014	2016	2015 (1)	2014	2016 (1)	2015 (1)	2014
Third-party and other revenue	$97,105	$122,384	$147,063	$—	$28,145	$126,528	$97,105	$150,529	$273,591
Direct revenue	32,634	42,316	36,414	—	39,065	23,037	32,634	81,381	59,451
Third-party and other cost of revenue	(21,697)	(30,837)	(29,854)	—	(13,958)	(38,827)	(21,697)	(44,795)	(68,681)
Direct cost of revenue	(31,792)	(36,608)	(33,875)	—	(38,031)	(26,861)	(31,792)	(74,639)	(60,736)
Marketing expense	(10,776)	(12,993)	(14,099)	—	(8,495)	(27,089)	(10,776)	(21,488)	(41,188)
Selling, general and administrative expense	(72,141)	(92,264)	(111,186)	—	(38,102)	(102,331)	(72,141)	(130,366)	(213,517)
Restructuring charges	(3,170)	(1,104)	—	—	—	—	(3,170)	(1,104)	—
Other income (expense), net	(4,818)	(2,953)	(1,795)	—	96	97	(4,818)	(2,857)	(1,698)
Loss from discontinued operations before gains on dispositions and provision for income taxes	(14,655)	(12,059)	(7,332)	—	(31,280)	(45,446)	(14,655)	(43,339)	(52,778)
Gains on dispositions	312	—	—	—	202,158	—	312	202,158	—
Provision for income taxes	(2,771)	(3,865)	(416)	—	(48,028)	—	(2,771)	(51,893)	(416)
Income (loss) from discontinued operations, net of tax	$(17,114)	$(15,924)	$(7,748)	$—	$122,850	$(45,446)	$(17,114)	$106,926	$(53,194)

(1)
The income (loss) from discontinued operations before gains on dispositions and provision for income taxes for the years ended December 31, 2016 and 2015 includes the results of each business through its respective disposition date.

The following table summarizes the carrying amounts of the major classes of assets and liabilities classified as discontinued operations in the consolidated balance sheets as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Cash	$28,866	$29,055
Accounts receivable, net	15,386	16,533
Prepaid expenses and other current assets	18,994	26,140
Property, equipment and software, net	1,554	3,040
Goodwill	9,411	9,177
Deferred income taxes and other non-current assets	1,041	1,119
Assets of discontinued operations	$75,252	$85,064

Accounts payable	$722	$2,781
Accrued merchant and supplier payables	29,705	38,708
Accrued expenses and other current liabilities	16,625	18,923
Deferred income taxes	2,501	2,775
Other non-current liabilities	426	494
Liabilities of discontinued operations	$49,979	$63,681

Other Dispositions

The gains from the transactions below are presented within "Gains on business dispositions" in the accompanying consolidated statements of operations. The financial results of those entities are presented within income from continuing operations in the accompanying consolidated financial statements through their respective disposition dates. Those financial results were not material for the years ended December 31, 2016, 2015 and 2014.

Groupon Russia

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On April 12, 2016, the Company sold its subsidiary in Russia ("Groupon Russia"). The Company recognized a pretax gain on the disposition of $8.9 million, consisting of Groupon Russia's $1.6 million negative net book value upon the closing of the transaction and its $7.7 million cumulative translation gain, which was reclassified to earnings, less $0.4 million in transaction costs. The Company did not receive any proceeds in connection with the transaction.

Breadcrumb

On May 9, 2016, the Company sold its point of sale business ("Breadcrumb") in exchange for a minority investment in the acquirer. See Note 7, Investments, for information about this transaction. The Company recognized a pretax gain on the disposition of $0.4 million, which represents the excess of (a) $8.2 million in net consideration received, consisting of the $8.3 million fair value of the investment acquired, less $0.1 million in transaction costs, over (b) the $7.8 million net book value of Breadcrumb upon the closing of the transaction. The Company did not receive any cash proceeds in connection with the transaction.

Groupon Indonesia

On August 5, 2016, the Company sold its subsidiary in Indonesia ("Groupon Indonesia") in exchange for a minority investment in the acquirer. See Note 7, Investments, for information about this transaction. The Company recognized a pretax gain on the disposition of $2.1 million, which represents the excess of $2.4 million in net consideration received, consisting of the $2.7 million fair value of the investment acquired, less $0.3 million in transaction costs, over the sum of (i) the $0.1 million net book value of Groupon Indonesia upon closing of the transaction and (ii) its $0.2 million cumulative translation loss, which was reclassified to earnings. The Company did not receive any cash proceeds in connection with the transaction.

Groupon India

On August 6, 2015, the Company’s subsidiary in India ("Groupon India") completed an equity financing transaction with a third-party investor that obtained a majority voting interest in the entity. See Note 7, Investments, for information about this transaction. The Company recognized a pretax gain on the disposition of $13.7 million, which represents the excess of (a) the sum of (i) $14.2 million in net consideration received, consisting of the $16.4 million fair value of its retained minority investment, less $1.3 million in transaction costs and a $0.9 million guarantee liability and (ii) Groupon India's $0.9 million cumulative translation gain, which was reclassified to earnings, over (b) the $1.4 million net book value of Groupon India upon the closing of the transaction. The Company did not receive any cash proceeds in connection with the transaction.

4. BUSINESS COMBINATIONS
2016 Acquisition Activity
The Company acquired three businesses during the year ended December 31, 2016 and the results of each of those acquired businesses are included in the consolidated financial statements beginning on the respective acquisition dates. The fair value of consideration transferred in business combinations is allocated to the tangible and intangible assets acquired and liabilities assumed at the acquisition date, with the remaining unallocated amount recorded as goodwill. The allocations of the acquisition price for recent acquisitions have been prepared on a preliminary basis, and changes to those allocations may occur as a result of final tax return filings. Acquired goodwill represents the premium the Company paid over the fair value of the net tangible and intangible assets acquired. The Company paid these premiums for a number of reasons, including growing the Company's merchant and customer base and acquiring an assembled workforce. The goodwill from these business combinations is generally not deductible for tax purposes.
For the years ended December 31, 2016, 2015 and 2014, $1.6 million, $1.6 million and $3.7 million, respectively, of external transaction costs related to business combinations, primarily consisting of legal and advisory fees, are classified within "Acquisition-related expense (benefit), net" on the consolidated statements of operations.
LivingSocial, Inc.
On October 31, 2016, the Company acquired all of the outstanding equity interests of LivingSocial, Inc. ("LivingSocial"), an e-commerce company that connects merchants to consumers by offering goods and services, generally at a discount. The primary purpose of this acquisition was to grow the Company's customer base. The Company acquired LivingSocial for no consideration.
The following table summarizes the assets acquired and liabilities assumed from the LivingSocial acquisition (in

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

thousands):

Cash and cash equivalents	$15,479
Accounts receivable	3,652
Prepaid expenses and other current assets	2,399
Property, equipment and software	1,075
Goodwill	528
Intangible assets: (1)
Customer relationships	16,200
Merchant relationships	2,700
Trade name	1,000
Developed technology	2,500
Other non-current assets	5,495
Total assets acquired	$51,028
Accounts payable	$2,184
Accrued merchant and supplier payables	18,498
Accrued expenses and other current liabilities	25,854
Other non-current liabilities	4,492
Total liabilities assumed	$51,028
Total acquisition price	$—

(1)	The estimated useful lives of the acquired intangible assets are 1 year for developed technology, 4 years for trade name and 3 years for merchant relationships and customer relationships.
The following pro forma information presents the combined operating results of the Company for the year ended December 31, 2015 and for the period from January 1, 2016 through October 31, 2016, as if the Company had acquired LivingSocial as of January 1, 2015 (in thousands). The underlying pro forma results include the historical financial results of the Company and this acquired business adjusted for depreciation and amortization expense associated with the assets acquired. The pro forma results do not reflect any operating efficiencies or potential cost savings which may result from the consolidation of the operations of the Company and the acquired entity. Accordingly, these pro forma results are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred as of January 1, 2015, nor are they indicative of future results of operations.

	Year Ended December 31, 2016	Year Ended December 31, 2015
Revenue	$3,070,431	$3,100,089
Loss from continuing operations	(182,781)	(94,756)
The revenue and net loss of LivingSocial included in the Company's consolidated statements of operations were $9.3 million and $4.3 million, respectively, for the period from October 31, 2016 through December 31, 2016.
Other Acquisitions
The Company acquired two other businesses during the year ended December 31, 2016. The acquisition price of these businesses and the assets acquired and liabilities assumed were not material.
2015 Acquisition Activity
The Company acquired seven businesses during the year ended December 31, 2015 and the results of each of those

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

acquired businesses are included in the consolidated financial statements beginning on the respective acquisition dates.
OrderUp, Inc.
On July 16, 2015, the Company acquired all of the outstanding equity interests of OrderUp, Inc. ("OrderUp"), an on-demand online and mobile food ordering and delivery marketplace based in the United States. The purpose of this acquisition was to expand the Company's local offerings in the food ordering and delivery sector, acquire an assembled workforce and enhance related technology capabilities. The acquisition-date fair value of the consideration transferred for the OrderUp acquisition totaled $78.4 million, which consisted of the following (in thousands):

Cash	$68,749
Contingent consideration	9,605
Total	$78,354
The following table summarizes the allocation of the acquisition price of the OrderUp acquisition (in thousands):

Cash and cash equivalents	$2,264
Accounts receivable	1,377
Prepaid expenses and other current assets	404
Property, equipment and software	24
Goodwill	60,080
Intangible assets: (1)
Customer relationships	5,600
Merchant relationships	1,100
Developed technology	11,300
Trade name	900
Other intangible assets	1,850
Other non-current assets	31
Total assets acquired	$84,930
Accounts payable	$901
Accrued merchant and supplier payables	1,021
Accrued expenses and other current liabilities	2,918
Deferred income taxes	1,715
Other non-current liabilities	21
Total liabilities assumed	$6,576
Total acquisition price	$78,354

(1)
The estimated useful lives of the acquired intangible assets are 5 years for trade name, 4 years for other intangible assets and 3 years for customer relationships, merchant relationships and developed technology.

Other Acquisitions
The Company acquired six other businesses during the year ended December 31, 2015. The primary purpose of these acquisitions was to acquire assembled workforces, expand and advance product offerings and enhance technology capabilities. The acquisition-date fair value of the consideration transferred for these acquisitions totaled $6.0 million, which consisted of the following (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash	$5,744
Liability for purchase consideration	250
Total	$5,994
The following table summarizes the allocation of the acquisition price of the other acquisitions for the year ended December 31, 2015 (in thousands):

Net working capital deficit (including acquired cash of $2.3 million)	$(647)
Goodwill	2,898
Intangible assets: (1)
Customer relationships	1,016
Merchant relationships	809
Developed technology	1,339
Brand relationships	296
Other intangible assets	283
Total acquisition price	$5,994

(1)	Acquired intangible assets have estimated useful lives of between 1 and 5 years.
Pro forma results of operations for the OrderUp acquisition and these other acquisitions are not presented because the pro forma effects of those acquisitions, individually or in the aggregate, were not material to the Company's consolidated results of operations for the years ended December 31, 2015 and 2014.
2014 Acquisition Activity
The Company acquired six businesses during the year ended December 31, 2014.
LivingSocial Korea, Inc.
On January 2, 2014, the Company acquired all of the outstanding equity interests of LivingSocial Korea, Inc., a Korean corporation and holding company of Ticket Monster. Ticket Monster is an e-commerce company based in the Republic of Korea that connects merchants to consumers by offering goods and services at a discount. The primary purpose of this acquisition was to grow the Company's merchant and customer base and expand its presence in the Korean e-commerce market. On May 27, 2015, the Company sold a controlling stake in Ticket Monster that resulted in its deconsolidation. See Note 3, Discontinued Operations and Other Dispositions, for additional information.
The acquisition-date fair value of the consideration transferred for the Ticket Monster acquisition totaled $259.4 million, which consisted of the following (in thousands):

Cash	$96,496
Issuance of 13,825,283 shares of Class A common stock	162,862
Total	$259,358
The fair value of the Class A common stock issued as consideration was measured based on the stock price upon closing of the transaction on January 2, 2014.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the allocation of the acquisition price of the Ticket Monster acquisition (in thousands):

Cash and cash equivalents	$24,768
Accounts receivable	17,732
Prepaid expenses and other current assets	829
Property, equipment and software	5,944
Goodwill	218,692
Intangible assets:(1)
Customer relationships	57,022
Merchant relationships	32,176
Developed technology	571
Trade name	19,325
Deferred income taxes	1,264
Other non-current assets	3,033
Total assets acquired	$381,356
Accounts payable	$5,951
Accrued merchant and supplier payables	82,934
Accrued expenses and other current liabilities	26,182
Deferred income taxes	1,264
Other non-current liabilities	5,667
Total liabilities assumed	$121,998
Total acquisition price	$259,358

(1)	The estimated useful lives of the acquired intangible assets are 5 years for customer relationships, 3 years for merchant relationships, 2 years for developed technology and 5 years for trade name.
Ideeli, Inc.
On January 13, 2014, the Company acquired all of the outstanding equity interests of Ideeli, Inc. (d/b/a "Ideel"), a fashion flash site based in the United States. The primary purpose of this acquisition was to expand and advance the Company's product offerings. The acquisition-date fair value of the consideration transferred for the Ideel acquisition totaled $42.7 million in cash.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the allocation of the acquisition price of the Ideel acquisition (in thousands):

Cash and cash equivalents	$79
Accounts receivable	988
Prepaid expenses and other current assets	22,081
Property, equipment and software	8,173
Goodwill	4,203
Intangible assets: (1)
Customer relationships	5,490
Brand relationships	7,100
Trade name	4,500
Deferred income taxes	9,517
Total assets acquired	$62,131
Accounts payable	$1,640
Accrued supplier payables	4,092
Accrued expenses and other current liabilities	9,600
Deferred income taxes	348
Other non-current liabilities	3,753
Total liabilities assumed	$19,433
Total acquisition price	$42,698

(1)	The estimated useful lives of the acquired intangible assets are 3 years for customer relationships, 5 years for brand relationships and 5 years for trade name.
Other Acquisitions
The Company acquired four other businesses during the year ended December 31, 2014. The primary purpose of these acquisitions was to acquire an experienced workforce, expand and advance product offerings and enhance technology capabilities. The acquisition-date fair value of the consideration transferred for these acquisitions totaled $32.9 million, which consisted of the following (in thousands):

Cash	$17,364
Issuance of 1,429,897 shares of Class A common stock	11,110
Contingent consideration	4,388
Total	$32,862
The fair value of the Class A common stock issued as acquisition consideration was measured based on the stock price upon closing of the related transaction on November 13, 2014.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the allocation of the purchase price of these other acquisitions (in thousands):

Net working capital (including acquired cash of $0.2 million)	$(396)
Goodwill	27,150
Intangible assets: (1)
Customer relationships	2,555
Developed technology	3,372
Brand relationships	579
Deferred income taxes	(398)
Total acquisition price	$32,862

(1)	Acquired intangible assets have estimated useful lives of between 1 and 5 years.
Pro forma results of operations for the Ticket Monster acquisition, the Ideel acquisition and these other acquisitions are not presented because the pro forma effects of those acquisitions, individually or in the aggregate, were not material to the Company's consolidated results of operations for the year ended December 31, 2014.
5. PROPERTY, EQUIPMENT AND SOFTWARE, NET
The following summarizes the Company's property, equipment and software, net (in thousands):

	December 31,
	2016	2015
Warehouse equipment	$4,862	$4,760
Furniture and fixtures	14,417	15,057
Leasehold improvements	44,235	42,332
Office equipment	2,606	2,924
Purchased software	35,165	39,341
Computer hardware (1)	197,310	182,334
Internally-developed software (2)	212,961	188,429
Total property, equipment and software, gross	511,556	475,177
Less: accumulated depreciation and amortization	(342,104)	(279,320)
Property, equipment and software, net	$169,452	$195,857

(1)	Includes computer hardware acquired under capital leases of $104.3 million and $86.7 million as of December 31, 2016 and 2015, respectively.

(2)	The net carrying amount of internally-developed software was $70.5 million and $69.6 million as of December 31, 2016 and 2015, respectively.
Depreciation and amortization expense on property, equipment and software is classified as follows in the accompanying consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014:

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2016	2015	2014
Cost of revenue - third-party and other	$21,277	$16,299	$8,995
Cost of revenue - direct	10,616	9,178	4,796
Selling, general and administrative	85,068	85,595	77,916
Total	$116,961	$111,072	$91,707
The above amounts include amortization of internally-developed software of $55.0 million, $50.0 million and $42.1 million, respectively, and amortization expense on assets under capital leases of $29.8 million, $24.2 million and $7.2 million, respectively, for the years ended December 31, 2016, 2015 and 2014.

6. GOODWILL AND OTHER INTANGIBLE ASSETS
The following table summarizes the Company's goodwill activity by segment for the years ended December 31, 2016 and 2015 (in thousands):

	North America	International	Consolidated
Balance as of December 31, 2014	116,718	109,878	226,596
Goodwill related to acquisitions	62,029	949	62,978
Goodwill related to disposition	—	(975)	(975)
Foreign currency translation	(1)	(10,443)	(10,444)
Balance as of December 31, 2015	$178,746	$99,409	$278,155
Goodwill related to acquisitions	1,199	—	1,199
Goodwill related to dispositions	(1,260)	(324)	(1,584)
Foreign currency translation	—	(3,219)	(3,219)
Balance as of December 31, 2016	$178,685	$95,866	$274,551
The Company evaluates goodwill for impairment annually on October 1 or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. No goodwill impairments were recognized for the years ended December 31, 2016, 2015 and 2014.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables summarize the Company's intangible assets (in thousands):

	December 31, 2016
Asset Category	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$59,340	$40,002	$19,338
Merchant relationships	12,015	8,475	3,540
Trade names	11,534	8,004	3,530
Developed technology	38,388	30,197	8,191
Brand relationships	7,960	4,665	3,295
Patents	17,259	14,020	3,239
Other intangible assets	6,084	4,302	1,782
Total	$152,580	$109,665	$42,915

	December 31, 2015
Asset Category	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$43,964	$35,485	$8,479
Merchant relationships	9,559	7,975	1,584
Trade names	10,650	7,033	3,617
Developed technology	37,035	25,368	11,667
Brand relationships	7,960	3,073	4,887
Patents	15,774	11,810	3,964
Other intangible assets	4,857	2,572	2,285
Total	$129,799	$93,316	$36,483
Amortization of intangible assets is computed using the straight-line method over their estimated useful lives, which range from 1 to 5 years. Amortization expense from continuing operations related to intangible assets was $18.9 million, $18.3 million and $19.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. Amortization expense from discontinued operations related to intangible assets was $0.0 million, $7.9 million and $28.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, the Company's estimated future amortization expense related to intangible assets is as follows (in thousands):

Years Ended December 31,
2017	$20,629
2018	14,668
2019	6,566
2020	898
2021	154
Thereafter	—
Total	$42,915

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INVESTMENTS
The following table summarizes the Company's investments (dollars in thousands):

	December 31, 2016	Percent Ownership of Voting Stock			December 31, 2015	Percent Ownership of Voting Stock
Available-for-sale securities
Convertible debt securities	$10,038				$10,116
Redeemable preferred shares	17,444	19%	to	25%	22,834	17%	to	25%
Total available-for-sale securities	27,482				32,950
Cost method investments	31,816	1%	to	19%	14,561	2%	to	10%
Fair value option investments	82,584	41%			130,725	43%	to	45%
Total investments	$141,882				$178,236
The following table summarizes the amortized cost, gross unrealized gain, gross unrealized loss and fair value of the Company's available-for-sale securities as of December 31, 2016 and 2015, respectively (in thousands):

	December 31, 2016				December 31, 2015
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss (1)	Fair Value	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss (1)	Fair Value
Available-for-sale securities:
Convertible debt securities	$8,453	$1,691	$(106)	$10,038	$9,234	$882	$—	$10,116
Redeemable preferred shares	18,375	—	(931)	17,444	22,973	—	(139)	22,834
Total available-for-sale securities	$26,828	$1,691	$(1,037)	$27,482	$32,207	$882	$(139)	$32,950

(1)
As of December 31, 2016, available-for-sale securities with an unrealized loss have been in a loss position for less than 12 months, except for one security in a loss position of $0.1 million. As of December 31, 2015, available-for-sale securities with an unrealized loss had been in a loss position for less than 12 months.

Fair Value Option Investments

In connection with the dispositions of Ticket Monster in May 2015 and Groupon India in August 2015, the Company obtained a minority limited partner interest in Monster LP and a minority investment in GroupMax Pte Ltd. ("GroupMax," d/b/a "Nearbuy"). The Company has made an irrevocable election to account for both of these investments at fair value with changes in fair value reported in earnings. The Company elected to apply fair value accounting to these investments because it believes that fair value is the most relevant measurement attribute for these investments, as well as to reduce operational and accounting complexity.

Monster LP

In May 2015, the Company completed the sale of a controlling stake in Ticket Monster to an investor group, whereby (a) the investor group contributed $350.0 million in cash to Monster Holdings LP ("Monster LP"), a newly-formed limited partnership, in exchange for 70,000,000 Class A units of Monster LP and (b) the Company contributed all of the issued and outstanding share capital of Ticket Monster to Monster LP in exchange for (i) 64,000,000 Class B units of Monster LP and (ii) $285.0 million in cash consideration. Mr. Daniel Shin, the chief executive officer and founder of Ticket Monster, contributed $10.0 million of cash consideration to Monster LP shortly after the closing date in exchange for 2,000,000 Class A units of Monster LP. Additionally, Monster LP was authorized to issue 20,321,839 Class C units to its management, subject to vesting conditions. Under the terms

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of the Partnership’s amended and restated agreement of limited partnership, its general partner established a Board of Directors and irrevocably assigned the rights to carry out any and all of the objectives and purposes of the partnership to its Board. The general partner is not entitled to receive any distributions.

During the fourth quarter of 2015, the Company sold 2,515,461 Class B units for $4.8 million to Mr. Daniel Shin and other employees of Ticket Monster, which resulted in a gain of $0.1 million.

In January 2016, all 20,321,839 of the authorized Class C units were granted to Monster LP’s employees. Those share-based payment awards are subject to time-based vesting conditions and, for a portion of the Class C units, a performance-based vesting condition.

In December 2016, Monster LP issued a new class of partnership units (Class A-1) to its controlling investor group and a new investor for total proceeds of $65.0 million. The fair value of Monster LP implied by the terms of the $65.0 million equity financing transaction in December 2016 was lower than its estimated fair value in previous periods, which resulted in a significant decrease in the fair value of the Company’s investment for the year ended December 31, 2016.

In February 2017, the Company participated in a recapitalization transaction with Monster LP whereby it exchanged all 61,484,539 of its Class B units for 16,609,195 newly issued Class A-1 units. The Class B units previously held by the Company were then distributed from Monster LP to its controlling investor group and certain other existing unit holders. Upon closing of the transaction, the Company owns 57% of the outstanding Class A-1 units, which represents 9% of the total outstanding partnership units.

Following the February 2017 recapitalization transaction, the Class A-1 units are entitled to a $150.0 million liquidation preference, including an $85.0 million liquidation preference attributable to the Class A-1 units held by the Company, which must be paid prior to any distributions to the holders of the Class A-2, Class B and Class C units. Class A-1 unit holders are also entitled to share in distributions between $950.0 million and $1,494.0 million in accordance with the terms of Monster LP's distribution waterfall and in distributions in excess of $1,494.0 million based on their pro rata ownership of total outstanding partnership units. As a result of the February 2017 recapitalization transaction, the Company currently holds an investment in the most senior equity units in Monster LP’s capital structure. However, while providing more downside protection, those Class A-1 units provide less opportunity for appreciation than the Class B units previously held by the Company.

To determine the fair value of the Company’s investment in Monster LP each period, the first step was to estimate the fair value of Monster LP in its entirety. The Company primarily used the discounted cash flow method, which is an income approach, to estimate the fair value of Monster LP. The key inputs to determining fair value under that approach are cash flow forecasts and discount rates. As of December 31, 2016 and 2015, the Company applied a discount rate of 22% in its discounted cash flow valuation of Monster LP. The Company also used a market approach valuation technique, which is based on market multiples of guideline companies, to determine the fair value of Monster LP as of December 31, 2016 and 2015. The discounted cash flow and market multiple valuations were then evaluated and weighted to determine the amount that is most representative of the fair value of the investee. Once the Company determined the fair value of Monster LP, it then determined the fair value of its specific investment in that entity. Monster LP has a complex capital structure, so the Company applied an option-pricing model that considers the liquidation preferences of the investee’s respective classes of ownership interests to determine the fair value of the Company’s investment in the entity. For purposes of determining the fair value of its investment in Class B units as of December 31, 2016, the Company considered the fair value of the Class A-1 units that it received in exchange for those Class B units after year-end. To further assess the reasonableness of the fair value of its investment as of December 31, 2016, the Company applied its valuation assumptions to Monster LP’s December 2016 financing transaction and concluded that those assumptions were appropriately calibrated based on the pricing of that transaction.

Based on the above procedures, the Company determined that the fair value of its investment in Monster LP was $78.7 million and $114.0 million, respectively, as of December 31, 2016 and 2015. The Company recognized losses of $35.4 million and $3.4 million, respectively, from the declines in the fair value of its investment for the years ended December 31, 2016 and 2015.

The fair value of the Company’s investment in Monster LP at its initial recognition in May 2015 was determined to be $122.1 million using the backsolve valuation method, which is a form of the market approach. Under this method, assumptions

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

are made about the expected time to liquidity, volatility and risk-free rate such that the price paid by a third-party investor in a recent financing round can be used to determine the value of the entity and its other securities using option- pricing methodologies. The initial fair value of the Company's investment in Monster LP was based on the contractual liquidation preferences and the following valuation assumptions: 4-year expected time to a liquidity event, 60% volatility and a 1.3% risk-free rate. The initial fair value of Monster LP, determined using the backsolve method, was calibrated to a discounted cash flow valuation and was further corroborated using a market multiple valuation.

The following tables summarize the condensed financial information for Monster LP as of December 31, 2016 and 2015, for the year ended December 31, 2016 and for the period from May 28, 2015 through December 31, 2015 (in thousands):

	Year Ended December 31, 2016	Period from May 28, 2015 through December 31, 2015 (1)
Revenue	$216,119	$83,897
Gross profit	24,774	(18,986)
Loss before income taxes	(153,882)	(107,919)
Net loss	(153,882)	(107,919)

	December 31, 2016	December 31, 2015
Current assets	$171,721	$152,352
Non-current assets	466,004	483,896
Current liabilities	345,469	277,490
Non-current liabilities	22,945	5,125

(1)
The summarized financial information is presented for the period beginning May 28, 2015, after completion of the Ticket Monster disposition transaction that resulted in the Company obtaining its minority limited partner interest in Monster LP.

GroupMax

In August 2015, the Company’s subsidiary in India ("Groupon India") completed an equity financing transaction with a third party investor that obtained a majority voting interest in the entity, whereby (a) the investor contributed $17.0 million in cash to GroupMax, a newly formed Singapore-based entity, in exchange for Series A Preference Shares and (b) the Company contributed the shares of Groupon India to GroupMax in exchange for seed preference shares of GroupMax. Additionally, GroupMax is authorized to issue up to 376,096 options on ordinary shares to its employees that will be subject to time-based vesting conditions and performance-based vesting conditions. In January 2017, GroupMax issued additional Series A Preference Shares to its controlling investor for total proceeds of $3.0 million. Upon closing of that transaction, the Series A Preference Shares are entitled to a $20.0 million liquidation preference, which must be paid prior to any distributions to other equity holders.

To determine the fair value of the Company’s investment in GroupMax each period, the first step was to estimate the fair value of GroupMax in its entirety. The Company primarily used the discounted cash flow method to estimate the fair value of GroupMax. The key inputs to determining fair value under that approach are cash flow forecasts and discount rates. As of December 31, 2016 and 2015, the Company applied discount rates of 20% in its discounted cash flow valuation of GroupMax. The Company also used a market approach valuation technique, which is based on market multiples of guideline companies, to determine the fair value of GroupMax as of December 31, 2016 and 2015. The discounted cash flow and market approach valuations are then evaluated and weighted to determine the amount that is most representative of the fair value of the investee. Once the Company has determined the fair value of GroupMax, it then determined the fair value of its specific investment in the entity. GroupMax has a complex capital structure, so the Company applied an option-pricing model that considers the liquidation preferences of the respective classes of ownership interests in GroupMax to determine the fair value of its ownership interest in the entity.

Based on the above procedures, the Company determined that the fair value of its investment in GroupMax was $3.9 million and $16.7 million, respectively, as of December 31, 2016 and 2015. The Company recognized a loss of $12.8 million and a gain of $0.3 million, respectively, from changes in the fair value of its investment in GroupMax for the years ended December 31, 2016 and 2015. The decline in the fair value of GroupMax for the year ended December 31, 2016 was primarily attributable to

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

decreases in its forecasted future cash flows. As of December 31, 2016, the Company also has an outstanding receivable due from GroupMax with a carrying amount of $1.2 million.

The fair value of the Company’s investment in GroupMax at its initial recognition in August 2015 was determined to be $16.4 million using the backsolve valuation method, which is a form of the market approach. Under this method, assumptions are made about the expected time to liquidity, volatility and risk-free rate such that the price paid by a third- party investor in a recent financing round can be used to determine the value of the entity and its other securities using option- pricing methodologies. The initial fair value of the Company's investment in GroupMax was based on the contractual liquidation preferences and the following valuation assumptions: 5-year expected time to a liquidity event, 65% volatility and a 1.6% risk-free rate. The initial fair value of GroupMax, determined using the backsolve method, was calibrated to a discounted cash flow valuation and was further corroborated using a market multiple valuation.

The following tables summarize the condensed financial information for GroupMax as of December 31, 2016 and 2015, for the year ended December 31, 2016 and for the period from August 7, 2015 through December 31, 2015 (in thousands):

	Year Ended December 31, 2016	Period from August 7, 2015 through December 31, 2015 (1)
Revenue	$3,024	$578
Gross profit	2,570	235
Loss before income taxes	(15,701)	(11,479)
Net loss	(15,701)	(10,019)

	December 31, 2016	December 31, 2015
Current assets	$3,383	$3,501
Non-current assets	18,467	29,127
Current liabilities	10,458	7,674
Non-current liabilities	2,523	333

(1)
The summarized financial information is presented for the period beginning August 7, 2015, after completion of the Groupon India disposition transaction that resulted in the Company obtaining its minority investment in GroupMax.

Other Investments

In May 2016, the Company acquired a 13% minority investment in the preferred stock of a restaurant software provider as consideration for the sale of Breadcrumb. The preferred stock was recorded at its $8.3 million acquisition date fair value and is accounted for as a cost method investment.

In August 2016, the Company acquired a 7% minority investment in the preferred stock of a company that connects consumers with fitness, beauty and wellness businesses in Asia, as consideration for the sale of Groupon Indonesia. The preferred stock was recorded at its $2.7 million acquisition date fair value and is accounted for as a cost method investment. In November 2016, the Company acquired an additional 5% minority investment in the preferred stock of the same company, as consideration for the sale of Groupon Malaysia. The preferred stock was recorded at its $2.5 million acquisition date fair value and is accounted for as a cost method investment.

In November 2015, the Company acquired convertible redeemable preferred shares in an entity that operates an online local commerce marketplace specializing in live events for $18.4 million. The convertible redeemable preferred shares are accounted for as available-for-sale securities.

During the year ended December 31, 2015, the Company also invested $6.6 million in convertible debt securities of other investees. The convertible debt securities are accounted for as available-for-sale securities.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF OPERATIONS INFORMATION
The following table summarizes the Company's other income (expense), net for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
Interest income	$1,808	$863	$618
Interest expense	(15,912)	(2,789)	(1,026)
Impairments of investments	—	—	(2,036)
Gain (loss) on equity method investments	—	—	(459)
Gains (losses), net on changes in fair value of investments	(48,141)	(2,943)	—
Foreign currency gains (losses), net (1)	(6,927)	(20,701)	(28,785)
Other	(2,117)	(16)	33
Other income (expense), net	$(71,289)	$(25,586)	$(31,655)

(1)
Foreign currency gains (losses), net for the year ended December 31, 2016 includes $0.1 million of net cumulative translation losses that were reclassified to earnings as a result of the Company's exit from certain countries as part of its restructuring plan. Foreign currency gains (losses), net for the year ended December 31, 2015 includes a $4.4 million cumulative translation loss from the Company's legacy business in the Republic of Korea that was reclassified to earnings as a result of the Ticket Monster disposition, partially offset by a $3.7 million net cumulative translation gain that was reclassified to earnings as a result of the Company's exit from certain countries as part of its restructuring plan. Refer to Note 13, Restructuring for additional information.

The following table summarizes the Company's prepaid expenses and other current assets as of December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
Finished goods inventories	31,042	36,904
Prepaid expenses	34,132	32,934
Income taxes receivable	11,495	29,039
Value-added tax receivable	5,965	13,628
Other	11,807	15,060
Total prepaid expenses and other current assets	$94,441	$127,565

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the Company's accrued merchant and supplier payables as of December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
Accrued merchant payables	$428,187	$440,967
Accrued supplier payables (1)	342,805	296,536
Total accrued merchant and supplier payables	$770,992	$737,503

(1)	Amounts include payables to suppliers of inventories and providers of shipping and fulfillment services.
The following table summarizes the Company's accrued expenses and other current liabilities as of December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
Refunds reserve	33,104	34,520
Compensation and benefits	55,590	44,704
Customer credits	42,003	30,209
Restructuring-related liabilities	16,395	11,069
Income taxes payable	10,847	12,843
Deferred revenue	35,890	39,397
Current portion of capital lease obligations	28,889	26,776
Other (1)	143,738	184,283
Total accrued expenses and other current liabilities	$366,456	$383,801

(1)
As of December 31, 2015, Other included a $45.0 million liability for the Company's securities litigation matter. Final court approval of the settlement for that matter was granted on July 13, 2016 and the Company's settlement obligation was satisfied during the year ended December 31, 2016. See Note 10, Commitments and Contingencies, for additional information.

The following table summarizes the Company's other non-current liabilities as of December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
Long-term tax liabilities	$41,611	$46,363
Capital lease obligations	19,719	30,943
Other	38,298	35,740
Total other non-current liabilities	$99,628	$113,046
The following table summarizes the activity for the components of accumulated other comprehensive income (loss), net of tax, for the years ended December 31, 2016, 2015 and 2014 (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Foreign currency translation adjustments	Unrealized gain (loss) on available-for-sale securities	Pension adjustments	Total
Balance at December 31, 2013	$24,952	$(122)	$—	$24,830
Other comprehensive income (loss) before reclassification adjustments	11,812	(210)	(1,500)	10,102
Reclassification adjustment included in net income (loss)	—	831	—	831
Other comprehensive income (loss)	11,812	621	(1,500)	10,933
Balance as of December 31, 2014	36,764	499	(1,500)	35,763
Other comprehensive income (loss) before reclassification adjustments	3,376	(41)	(113)	3,222
Reclassification adjustment included in net income (loss)	12,121	—	100	12,221
Other comprehensive income (loss)	15,497	(41)	(13)	15,443
Balance as of December 31, 2015	52,261	458	(1,513)	51,206
Other comprehensive income (loss) before reclassification adjustments	6,579	(70)	830	7,339
Reclassification adjustments included in net income (loss)	(591)	—	98	(493)
Other comprehensive income (loss)	5,988	(70)	928	6,846
Balance as of December 31, 2016	$58,249	$388	$(585)	$58,052
The effects of amounts reclassified from accumulated other comprehensive income (loss) to net loss for the years ended December 31, 2016, 2015 and 2014 are presented within the following line items in the consolidated statements of operations (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,			Consolidated Statements of Operations Line Item
	2016	2015	2014
Foreign currency translation adjustments
Loss (gain) on dispositions - continuing operations	$(7,468)	$(906)	$—	Gains on business dispositions
Loss (gain) on country exits - continuing operations	(55)	714	—	Other income (expense), net
Loss (gain) on disposition - discontinued operations	6,932	12,313	—	Income (loss) from discontinued operations, net of tax
Reclassification adjustments	(591)	12,121	—
Unrealized gain (loss) on available-for-sale securities
Other-than-temporary impairment of available-for-sale security	—	—	1,340	Other income (expense), net
Less: Tax effect	—	—	(509)	Provision (benefit) for income taxes
Reclassification adjustment	—	—	831
Pension adjustments
Amortization of net actuarial loss (gain)	116	119	—	Selling, general and administrative
Less: Tax effect	(18)	(19)	—	Provision (benefit) for income taxes
Reclassification adjustment	98	100	—
Total reclassification adjustments	$(493)	$12,221	$831
9. FINANCING ARRANGEMENTS
Convertible Senior Notes
On April 4, 2016, the Company issued $250.0 million in aggregate principal amount of convertible senior notes (the "Notes") in a private placement to A-G Holdings, L.P. ("Atairos"). The net proceeds from this offering were $243.2 million after deducting issuance costs. The Notes bear interest at a rate of 3.25% per annum, payable annually in arrears on April 1 of each year, beginning on April 1, 2017. The Notes will mature on April 1, 2022, subject to earlier conversion or redemption.
Each $1,000 of principal amount of the Notes initially is convertible into 185.1852 shares of Class A common stock, or common stock, as applicable (the "Common Stock"), which is equivalent to an initial conversion price of $5.40 per share, subject to adjustment upon the occurrence of specified events. Upon conversion, the Company can elect to settle the conversion value in cash, shares of its Common Stock, or any combination of cash and shares of its Common Stock. Holders of the Notes may convert their Notes at their option at any time until the close of business on the scheduled trading day immediately preceding the maturity date. In addition, if specified corporate events occur prior to the maturity date, the Company may be required to increase the conversion rate for holders who elect to convert based on the effective date of such event and the applicable stock price attributable to the event, as set forth in a table contained in the indenture governing the Notes (the "Indenture").
With certain exceptions, upon a fundamental change (as defined in the Indenture), the holders of the Notes may require the Company to repurchase all or a portion of their Notes for cash at a purchase price equal to the principal amount plus accrued and unpaid interest. In addition, the Company may redeem the Notes, at its option, at a purchase price equal to the principal amount plus accrued and unpaid interest on or after April 1, 2020, if the closing sale price of the Common Stock exceeds 150% of the then-current conversion price for 20 or more trading days in the 30 consecutive trading day period preceding the Company’s exercise of this redemption right.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Notes are senior unsecured obligations of the Company that rank equal in right of payment to all senior unsecured indebtedness of the Company and rank senior in right of payment to any indebtedness that is contractually subordinated to the Notes.
The Indenture includes customary events of default. If an event of default, as defined in the Indenture, occurs and is continuing, the principal amount of the Notes and any accrued and unpaid interest may be declared immediately due and payable. In the case of bankruptcy or insolvency, the principal amount of the Notes and any accrued and unpaid interest would automatically become immediately due and payable.
The Company has separated the Notes into their liability and equity components in the accompanying consolidated balance sheet. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated conversion feature. The carrying amount of the equity component, representing the conversion option, was determined by deducting the fair value of the liability component from the principal amount of the Notes. The difference between the principal amount of the Notes and the liability component (the "debt discount") is amortized to interest expense based on an effective interest rate of 9.75% over the term of the Notes. The equity component of the Notes is included in additional paid-in capital in the consolidated balance sheet and is not remeasured as long as it continues to meet the conditions for equity classification.
The Company incurred transaction costs of approximately $6.8 million related to the issuance of the Notes. Those transaction costs have been allocated to the liability and equity components in the same manner as the allocation of the proceeds from the Notes. Transaction costs attributable to the liability component of $4.8 million were recorded as a debt discount in the consolidated balance sheet and are being amortized to interest expense over the term of the Notes. Transaction costs attributable to the equity component of $2.0 million were recorded in stockholders' equity as a reduction of the equity component.
The carrying amount of the Notes consisted of the following (in thousands):

December 31, 2016
Liability component:
Principal amount	$250,000
Less: debt discount	(71,005)
Net carrying amount of liability component	$178,995

Net carrying amount of equity component	$67,014
The estimated fair value of the Notes as of December 31, 2016 was $237.4 million and was determined using a lattice model. The Company classified the fair value of the Notes as a Level 3 measurement due to the lack of observable market data over fair value inputs such as its stock price volatility over the term of the Notes and its cost of debt.
As of December 31, 2016, the remaining term of the Notes is approximately 5 years, 3 months. During the year ended December 31, 2016, the Company recognized interest expense on the Notes as follows (in thousands):

Year Ended December 31, 2016
Contractual interest expense based on 3.25% of the principal amount per annum	$6,095
Amortization of debt discount	7,376
Total interest expense	$13,471
Note Hedges and Warrants
On May 9, 2016, the Company purchased convertible note hedges with respect to its Common Stock for a cost of $59.1 million from certain bank counterparties. The convertible note hedges provide the Company with the right to purchase up to 46.3 million shares of the Company's Common Stock at an initial strike price of $5.40 per share, which corresponds to the initial conversion price of the Notes, and are exercisable by the Company upon conversion of the Notes. The convertible note hedges are intended to reduce the potential economic dilution upon conversion of the Notes. The convertible note hedges are separate

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transactions and are not part of the terms of the Notes. Holders of the Notes do not have any rights with respect to the convertible note hedges.
On May 9, 2016, the Company also sold warrants for total cash proceeds of $35.5 million to certain bank counterparties. The warrants provide the counterparties with the right to purchase up to 46.3 million shares of the Company's Common Stock at a strike price of $8.50 per share. The warrants expire on various dates between July 1, 2022 and August 26, 2022 and are exercisable on their expiration dates. The warrants are separate transactions and are not part of the terms of the Notes or convertible note hedges. Holders of the Notes and convertible note hedges do not have any rights with respect to the warrants.
The amounts paid and received for the convertible note hedges and warrants have been recorded in additional paid-in capital in the consolidated balance sheet as of December 31, 2016. The convertible note hedges and warrants are not remeasured as long as they continue to meet the conditions for equity classification. The amounts paid for the convertible note hedges are tax deductible over the term of the Notes, while the proceeds received from the warrants are not taxable.
Under the if-converted method, the shares of common stock underlying the conversion option in the Notes are included in the diluted earnings per share denominator and the interest expense on the Notes, net of tax, is added to the numerator. However, upon conversion, there will be no economic dilution from the Notes, as exercise of the convertible note hedges eliminates any dilution from the Notes that would have otherwise occurred when the price of the Company’s Common Stock exceeds the conversion price. Taken together, the purchase of the convertible note hedges and sale of warrants are intended to offset any actual dilution from the conversion of these Notes and to effectively increase the overall conversion price from $5.40 to $8.50 per share. Based on the closing price of the Company's Common Stock of $3.32 on December 31, 2016, the if-converted value of the Notes was less than the principal amount.
Revolving Credit Agreement
In June 2016, the Company amended and restated its senior secured revolving credit agreement (as amended, the "Amended and Restated Credit Agreement") that provides for aggregate principal borrowings of up to $250.0 million and matures in June 2019. Borrowings under the Amended and Restated Credit Agreement bear interest, at the Company's option, at a rate per annum equal to the Alternate Base Rate or Adjusted LIBO Rate (each as defined in the Amended and Restated Credit Agreement) plus an additional margin ranging between 0.50% and 2.25%. The Company is required to pay quarterly commitment fees ranging from 0.25% to 0.40% per annum of the average daily amount of unused commitments available under the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement also provides for the issuance of up to $45.0 million in letters of credit, provided that the sum of outstanding borrowings and letters of credit do not exceed the maximum funding commitment of $250.0 million.
The Amended and Restated Credit Agreement is secured by substantially all of the Company's and its subsidiaries' tangible and intangible assets, including a pledge of 100% of the outstanding capital stock of substantially all of its direct and indirect domestic subsidiaries and 65% of the shares or equity interests of first-tier foreign subsidiaries and each U.S. entity whose assets substantially consist of capital stock and/or intercompany debt of one or more foreign subsidiaries, subject to certain exceptions. Certain of the Company's domestic subsidiaries are guarantors under the Amended and Restated Credit Agreement.
The Amended and Restated Credit Agreement contains various customary restrictive covenants that limit the Company's ability to, among other things: incur additional indebtedness; make dividend and other restricted payments, including share repurchases; enter into sale and leaseback transactions; make investments, loans or advances; grant or incur liens on assets; sell assets; engage in mergers, consolidations, liquidations or dissolutions; and engage in transactions with affiliates. The Amended and Restated Credit Agreement requires the Company to maintain compliance with specified financial covenants, comprised of a minimum fixed charge coverage ratio, a maximum leverage ratio, a maximum senior secured indebtedness ratio and a minimum liquidity ratio, each as set forth in the Amended and Restated Credit Agreement. The Company is also required to maintain, as of the last day of each fiscal quarter, unrestricted cash of at least $400.0 million, including $200.0 million in accounts held with lenders under the Amended and Restated Credit Agreement or their affiliates. Non-compliance with these covenants may result in termination of the commitments under the Amended and Restated Credit Agreement and any then outstanding borrowings may be declared due and payable immediately. The Company has the right to terminate the Amended and Restated Credit Agreement or reduce the available commitments at any time.
As of December 31, 2016 and 2015, the Company had no borrowings under the Amended and Restated Credit Agreement or its prior credit agreement, respectively, and was in compliance with all covenants. As of December 31, 2016 and 2015, the Company had outstanding letters of credit of $11.1 million and $11.6 million, respectively, under the Amended and Restated Credit Agreement and its prior credit agreement.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. COMMITMENTS AND CONTINGENCIES
Leases
The Company has entered into various non-cancelable operating lease agreements for its offices and data centers throughout the world with lease expirations between 2017 and 2026. Rent expense under operating leases was $45.4 million, $43.7 million and $45.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. Sublease income was $2.7 million, $1.0 million and $0.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.
The Company leases its headquarters located in Chicago, Illinois ("600 West Chicago"). The Company's lease agreement for 600 West Chicago extends through January 31, 2026 and includes rent escalations that range from one to two percent per year, as well as expansion options and a five-year renewal option. The 600 West Chicago lease represents $107.0 million of the estimated future payments under operating leases shown in the table below. The Company accounts for the 600 West Chicago lease as an operating lease and recognizes rent expense on a straight-line basis, taking into account rent escalations and lease incentives.

Certain of the Company's computer hardware has been acquired under capital lease agreements, with expirations between 2017 and 2019.

The Company is responsible for paying its proportionate share of specified operating expenses and real estate, personal property and lease taxes under certain of its operating and capital leases agreements. Those operating expenses are not included in the table below.

As of December 31, 2016, the future payments under operating leases and capital leases for each of the next five years and thereafter are as follows (in thousands):

	Capital Leases	Operating Leases
2017	$29,982	$46,249
2018	16,011	38,607
2019	3,779	27,396
2020	—	23,900
2021	—	20,234
Thereafter	—	68,093
Total minimum lease payments	49,772	$224,479
Less: Amount representing interest	(1,164)
Present value of net minimum capital lease payments	48,608
Less: Current portion of capital lease obligations	(28,889)
Total long-term capital lease obligations	$19,719

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2016, the future amounts due to the Company under subleases for each of the next five years and thereafter is as follows (in thousands):

Subleases (1)
2017	$5,796
2018	5,688
2019	4,864
2020	4,473
2021	3,682
Thereafter	4,933
Total future sublease income	$29,436

(1)
On December 28, 2016, the Company entered into a sublease for portions of its office space in Chicago, Illinois that extends through January 31, 2026. The income from this sublease, which totals approximately $17.9 million, is excluded from the table above because the sublease is subject to landlord consents not received as of December 31, 2016. See Note 19, Related Party Transaction, for information about this sublease.

Purchase Obligations
The Company has entered into non-cancelable arrangements with third-parties, primarily related to information technology products and services. As of December 31, 2016, future payments under these contractual obligations were as follows (in thousands):

2017	$17,529
2018	9,305
2019	2,500
2020	45
2021	45
Thereafter	—
Total purchase obligations	$29,424
Legal Matters and Other Contingencies
From time to time, the Company is party to various legal proceedings incident to the operation of its business. For example, the Company is currently involved in proceedings brought by former employees and merchants, intellectual property infringement suits and suits by customers (individually or as class actions) alleging, among other things, violations of the Credit Card Accountability, Responsibility and Disclosure Act and state laws governing gift cards, stored value cards and coupons. The following is a brief description of significant legal proceedings.

The Company was a defendant in a proceeding pursuant to which, on October 29, 2012, a consolidated amended class action complaint was filed against the Company, certain of its directors and officers, and the underwriters that participated in the initial public offering of the Company's Class A common stock.  The case was pending before the United States District Court for the Northern District of Illinois: In re Groupon, Inc. Securities Litigation. In the first quarter of 2016, the parties entered into a term sheet to settle the litigation that provides for a settlement payment to the class of $45.0 million in cash, including plaintiff’s attorneys’ fees, in exchange for a full and final release and also includes a denial of liability or any wrongdoing by the Company and the other defendants. On April 7, 2016, the Court entered an order preliminarily approving the settlement. On April 21, 2016, a $45.0 million settlement payment was made into an escrow account. On July 13, 2016, the Court entered an order providing final approval of the settlement and final judgment, dismissing the action with prejudice. The Company derecognized its liability for the matter and its related asset for the amount previously funded into the escrow account at that time.

Federal and state purported stockholder derivative lawsuits have been filed against certain of the Company's current and former directors and officers.  The federal purported stockholder derivative lawsuit was originally filed in April 2012, and a

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

consolidated stockholder derivative complaint, filed on July 30, 2012, is currently pending in the United States District Court for the Northern District of Illinois: In re Groupon Derivative Litigation.  The state derivative cases are currently pending before the Chancery Division of the Circuit Court of Cook County, Illinois: Orrego v. Lefkofsky, et al., was filed on April 5, 2012; and Kim v. Lefkofsky, et al., was filed on May 25, 2012. In the first quarter of 2016, the parties reached an agreement in principle to settle the litigation. The agreement, which is subject to court approval, provides that the Company will implement certain corporate reforms. On January 9, 2017, the state court entered an order preliminarily approving the settlement, and set a final settlement approval hearing for April 5, 2017. If final approval is given and judgment entered, it will resolve both the state and federal derivative lawsuits.

In 2010, the Company was named as a defendant in a series of class actions that were consolidated in the U.S. District Court for the Southern District of California. The consolidated actions are referred to as In re Groupon Marketing and Sales Practices Litigation. In July 2015, the parties reached an agreement in principle regarding a settlement involving a combination of cash and Groupon credits, worth a total of $8.5 million. On March 23, 2016, the district court granted final approval of the settlement over various objections posed by two individuals and entered judgment pursuant to the settlement. In April 2016, the two individuals who had objected filed notices of appeal with the Ninth Circuit Court of Appeals. One appeal challenged the district court’s approval of the class action settlement; the other appeal challenged the district court’s denial of the objector’s request for an award of attorney’s fees. The appeal challenging the approval of the settlement was dismissed on June 23, 2016, and the settlement became final and non-appealable as of that date. The case was dismissed with prejudice and settlement claims are being validated and processed.

On March 2, 2016, International Business Machines Corporation ("IBM") filed a complaint in the United States District Court for the District of Delaware against the Company.  In the complaint, IBM alleges that the Company has infringed and continues to willfully infringe certain IBM patents that IBM claims relate to the presentation of applications and advertising in an interactive service, preserving state information in online transactions and single sign-on processes in a computing environment and seeks unspecified damages (including a request that the amount of compensatory damages be trebled), injunctive relief and costs and reasonable attorneys’ fees. On December 13, 2016, the Company filed a motion to invalidate two of IBM’s patents relating to the presentation of applications and advertising on the grounds that such patents are patent-ineligible, and the court has not yet ruled on that motion. On May 9, 2016, the Company filed a complaint in the United States District Court for the Northern District of Illinois against IBM.  The Company alleges that IBM has infringed and continues to willfully infringe one of the Company’s patents relating to location-based services. On December 20, 2016, IBM filed a motion to dismiss this case, and the court denied that motion. The Company intends to seek damages and injunctive relief for IBM’s infringement of this patent. Further, the Company plans to vigorously defend against the claims filed by IBM.

In addition, other third parties have from time to time claimed, and others may claim in the future, that the Company has infringed their intellectual property rights. The Company is subject to intellectual property disputes, including patent infringement claims, and expects that it will increasingly be subject to intellectual property infringement claims as its services expand in scope and complexity. The Company has in the past litigated such claims, and the Company is presently involved in several patent infringement and other intellectual property-related claims, including pending litigation or trademark disputes, some of which could involve potentially substantial claims for damages. The Company may also become more vulnerable to third-party claims as laws such as the Digital Millennium Copyright Act are interpreted by the courts, and as the Company becomes subject to laws in jurisdictions where the underlying laws with respect to the potential liability of online intermediaries are either unclear or less favorable. The Company believes that additional lawsuits alleging that it has violated patent, copyright or trademark laws will be filed against it. Intellectual property claims, whether meritorious or not, are time consuming and costly to resolve, could require expensive changes in the Company's methods of doing business, or could require it to enter into costly royalty or licensing agreements.

The Company is also subject to, or in the future may become subject to, a variety of regulatory inquiries across the jurisdictions where the Company conducts its business, including, for example, inquiries related to consumer protection, employment matters and/or hiring practices, marketing practices, tax, unclaimed property and privacy rules and regulations. Any regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, damage awards, injunctive relief or increased costs of doing business through adverse judgment or settlement, require the Company to change its business practices in expensive ways, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm the Company's business.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company establishes an accrued liability for loss contingencies related to legal and regulatory matters when the loss is both probable and estimable. These accruals represent management's best estimate of probable losses and, in such cases, there may be an exposure to loss in excess of the amounts accrued. For certain of the matters described above, there are inherent and significant uncertainties based on, among other factors, the stage of the proceedings, developments in the applicable facts of law, or the lack of a specific damage claim. However, the Company believes that the amount of reasonably possible losses in excess of the amounts accrued for these matters would not have a material adverse effect on its business, consolidated financial position, results of operations or cash flows. The Company's accrued liabilities for loss contingencies related to legal and regulatory matters may change in the future as a result of new developments, including, but not limited to, the occurrence of new legal matters, changes in the law or regulatory environment, adverse or favorable rulings, newly discovered facts relevant to the matter, or changes in the strategy for the matter. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

Indemnifications

In the normal course of business to facilitate transactions related to its operations, the Company indemnifies certain parties, including employees, lessors, service providers, merchants, and counterparties to investment agreements and asset and stock purchase agreements with respect to various matters. The Company has agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or other claims made against those parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. The Company is also subject to increased exposure to various claims as a result of its divestitures and acquisitions, particularly in cases where the Company is entering into new businesses in connection with such acquisitions. The Company may also become more vulnerable to claims as it expands the range and scope of its services and is subject to laws in jurisdictions where the underlying laws with respect to potential liability are either unclear or less favorable. In addition, the Company has entered into indemnification agreements with its officers, directors and underwriters, and the Company's bylaws contain similar indemnification obligations that cover officers, directors, employees and other agents.

It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, any payments that the Company has made under these agreements have not had a material impact on the operating results, financial position or cash flows of the Company.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. STOCKHOLDERS' EQUITY
Preferred Stock
The Company's Board of Directors ("the Board") has the authority, without approval by the stockholders, to issue up to a total of 50,000,000 shares of preferred stock in one or more series. The Board may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. The Board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of its common stock. As of December 31, 2016 and 2015, there were no shares of preferred stock outstanding.
Common Stock
Prior to October 31, 2016, the Company's certificate of incorporation, as amended and restated, authorized three classes of common stock: Class A common stock, Class B common stock and common stock. On October 31, 2016, each share of the Company's Class A common stock and Class B common stock automatically converted into a single class of common stock pursuant to the terms of the Company's sixth amended and restated certificate of incorporation. Upon conversion, all shares of Class A common stock and Class B common stock were retired.
Pursuant to the Company's restated certificate of incorporation, the Board has the authority to issue up to a total of 2,010,000,000 shares of common stock. Each holder of common stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders. In addition, holders of the common stock will vote as a single class of stock on any matter that is submitted to a vote of stockholders.

Prior to October 31, 2016, holders of Class A common stock and Class B common stock had identical rights, except that holders of Class A common stock were entitled to one vote per share and holders of Class B common stock were entitled to 150 votes per share.
Share Repurchase Program
The Board has authorized the Company to repurchase up to $700.0 million of its common stock through April 2018 under its current share repurchase program. During the year ended December 31, 2016, the Company purchased 43,227,743 shares for an aggregate purchase price of $162.4 million (including fees and commissions) under that repurchase program. As of December 31, 2016, up to $195.0 million of common stock remained available for purchase under that program. The timing and amount of any share repurchases are determined based on market conditions, share price and other factors, and the program may be discontinued or suspended at any time.
12. COMPENSATION ARRANGEMENTS
Groupon, Inc. Stock Plans
In January 2008, the Company adopted the 2008 Stock Option Plan, as amended (the "2008 Plan"), under which options for up to 64,618,500 shares of common stock were authorized to be issued to employees, consultants and directors of the Company. The 2008 Plan was frozen in December 2010. In April 2010, the Company established the Groupon, Inc. 2010 Stock Plan, as amended in April 2011 (the "2010 Plan"), under which options and restricted stock units ("RSUs") for up to 20,000,000 shares of common stock were authorized for future issuance to employees, consultants and directors of the Company. No new awards may be granted under the 2010 Plan following the Company's initial public offering in November 2011. In August 2011, the Company established the Groupon, Inc. 2011 Stock Plan (the "2011 Plan"), as amended in November 2013, May 2014 and June 2016, under which options, RSUs and performance stock units for up to 150,000,000 shares of common stock were authorized for future issuance to employees, consultants and directors of the Company.
The Groupon, Inc. Stock Plans described above (the "Plans") are administered by the Compensation Committee of the Board, which determines the number of awards to be issued, the corresponding vesting schedule and the exercise price for options. As of December 31, 2016, 79,487,111 shares were available for future issuance under the Plans. Prior to January 2008, the Company issued stock options and RSUs that are governed by employment agreements, some of which are still outstanding.
The Company recognized stock-based compensation expense from continuing operations of $115.1 million, $138.7 million and $111.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, related to stock awards issued under the Plans and acquisition-related awards. The Company recognized stock-based compensation expense from discontinued operations of $3.1 million, $8.7 million and $10.1 million for the years ended December 31, 2016, 2015 and 2014. The Company also

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

capitalized $9.3 million, $12.2 million and $11.2 million of stock-based compensation for the years ended December 31, 2016, 2015 and 2014, respectively, in connection with internally-developed software.
As of December 31, 2016, a total of $103.0 million of unrecognized compensation costs related to unvested stock awards and unvested acquisition-related awards are expected to be recognized over a remaining weighted-average period of 1.01 years.
Employee Stock Purchase Plan
The Company is authorized to grant up to 10,000,000 shares of common stock under its employee stock purchase plan ("ESPP"). For the years ended December 31, 2016, 2015 and 2014, 1,669,782, 1,037,198 and 857,171 shares of common stock were issued under the ESPP, respectively.
Stock Options
The exercise price of stock options granted is equal to the fair value of the underlying stock on the date of grant. The contractual term for stock options expires ten years from the grant date. Stock options generally vested over a three or four-year period, with 25% of the awards vesting after one year and the remainder of the awards vesting on a monthly or quarterly basis thereafter.
The table below summarizes the stock option activity for the year ended December 31, 2016:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands) (1)
Outstanding at December 31, 2015	1,584,832	$0.95	3.96	$3,360
Exercised	(491,483)	$1.26
Forfeited	(102,177)	$0.88
Outstanding and exercisable at December 31, 2016	991,172	$0.77	2.83	$2,527

(1)
The aggregate intrinsic value of options outstanding and exercisable represents the total pretax intrinsic value (the difference between the fair value of the Company's stock on the last day of each period and the exercise price, multiplied by the number of options where the fair value exceeds the exercise price) that would have been received by the option holders had all option holders exercised their options as of December 31, 2016 and 2015, respectively.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company did not grant any stock options during the years ended December 31, 2016, 2015 and 2014. The total intrinsic value of options that were exercised during the years ended December 31, 2016, 2015 and 2014 was $1.2 million, $3.0 million and $6.5 million, respectively.
Restricted Stock Units
The restricted stock units granted under the Plans generally have vesting periods between one and four years. The table below summarizes activity regarding unvested restricted stock units under the Plans for the year ended December 31, 2016:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value (per share)
Unvested at December 31, 2015	39,143,509	$6.53
Granted	20,046,195	$3.93
Vested	(22,698,324)	$5.91
Forfeited	(11,083,534)	$6.22
Unvested at December 31, 2016	25,407,846	$5.18
The weighted-average grant date fair value of restricted stock units granted in 2015 and 2014 was $6.01 and $7.59, respectively. The fair value of restricted stock units that vested during each of the three years ended December 31, 2016, 2015 and 2014 was $88.2 million, $163.4 million and $139.8 million, respectively.
In May 2015, 575,744 restricted stock units previously granted to Ticket Monster employees were modified to permit continued vesting following the Company’s sale of its controlling stake in Ticket Monster. These nonemployee restricted stock units, which require ongoing employment with Ticket Monster to vest, are remeasured to fair value each reporting period. As of December 31, 2016, 139,852 of those nonemployee restricted stock units are outstanding.
Performance Share Units
During the year ended December 31, 2016, the Company granted performance share units to certain key employees. The vesting of those awards into shares of the Company's common stock was contingent upon the achievement of specified financial and operational targets for the year ended December 31, 2016 and was subject to both continued employment through the performance period and approval by the Board that the specified financial and operational targets had been achieved. The maximum number of common shares issuable upon vesting of those performance share units was 778,092 shares. Based on the Company's financial and operational results for the year ended December 31, 2016, 503,735 shares became issuable upon vesting of the performance share units following the Board's approval on February 14, 2017.
Restricted Stock Awards
The Company has granted restricted stock awards in connection with business combinations. Compensation expense on these awards is recognized on a straight-line basis over the requisite service periods, which extend through January 2018.
The table below summarizes activity regarding unvested restricted stock for the year ended December 31, 2016:

	Restricted Stock Awards	Weighted- Average Grant Date Fair Value (per share)
Unvested at December 31, 2015	1,908,408	$5.72
Vested	(492,422)	$7.42
Forfeited	(196,968)	$7.42
Unvested at December 31, 2016	1,219,018	$4.76
The fair value of restricted stock that vested during the years ended December 31, 2016, 2015 and 2014 was $2.2 million, $2.6 million and $0.7 million, respectively.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Swiss Pension Plan
The Company maintains a pension plan covering employees in Switzerland pursuant to the requirements of Swiss pension law. Contributions to the Swiss pension plan are paid by the employees and the employer. Certain features of the plan require it to be categorized as a defined benefit plan under U.S. GAAP. These features include a minimum interest guarantee on retirement savings accounts, a predetermined factor for converting accumulated savings account balances into a pension, and death and disability benefits. The projected benefit obligation and net unfunded pension liability were $4.8 million and $2.1 million, respectively, as of December 31, 2016 and $5.9 million and $2.7 million, respectively, as of December 31, 2015. The net periodic pension cost for the years ended December 31, 2016, 2015 and 2014 was $1.1 million, $1.2 million and $0.6 million, respectively.
13. RESTRUCTURING

In September 2015, the Company commenced a restructuring plan relating primarily to workforce reductions in its international operations. The Company has also undertaken workforce reductions in its North America segment. In addition to workforce reductions in its ongoing markets, the Company has ceased operations in seventeen countries within its International segment as part of the restructuring plan, including four countries within its International segment that were exited during the year ended December 31, 2016. Those country exits, which generally comprised the Company's smallest international markets, resulted from a series of separate decisions made at different times during that period that were not part of an overall strategic shift. The total revenue and net loss for the countries subsequently exited under the restructuring plan were $2.8 million and $0.7 million, respectively, for the year ended December 31, 2016. The total revenue and net loss for the countries subsequently exited under the restructuring plan were $42.6 million and $10.3 million, respectively, for the year ended December 31, 2015. Costs related to the restructuring plan are classified as "Restructuring charges" on the consolidated statements of operations.

From the inception of its restructuring plan in September 2015 through December 31, 2016, the Company has incurred cumulative costs for employee severance and benefits and other exit costs of $61.4 million under the plan. In addition to those costs, the Company has incurred cumulative long-lived asset impairment charges of $7.5 million resulting from its restructuring activities. Management continues to explore potential further restructuring actions in connection with its efforts to optimize the Company’s cost structure, which are expected to be substantially completed by June 2017.

The following table summarizes the costs incurred by segment related to the Company’s restructuring plan for the year ended December 31, 2016 (in thousands):

	Year Ended December 31, 2016
	Employee Severance and Benefit Costs (1)	Asset Impairments (2)	Other Exit Costs	Total Restructuring Charges
North America	$8,548	$45	$3,304	$11,897
International	25,499	283	2,759	28,541
Consolidated	$34,047	$328	$6,063	$40,438

(1)
The employee severance and benefit costs for the year ended December 31, 2016 relates to the termination of approximately 900 employees. Substantially all of the remaining cash payments for those costs are expected to be disbursed through December 31, 2017.

(2)	Asset impairments relate to property, equipment and software that were determined to be impaired as a result of the Company's restructuring activities.
The following table summarizes the costs incurred by segment related to the Company’s restructuring plan for the year ended December 31, 2015 (in thousands):

	Year Ended December 31, 2015
	Employee Severance and Benefit Costs (1)	Asset Impairments (2)	Other Exit Costs	Total Restructuring Charges
North America	$2,000	$6,740	$1,755	$10,495
International	16,310	474	1,185	17,969
Consolidated	$18,310	$7,214	$2,940	$28,464

(1)	The employee severance and benefit costs for the year ended December 31, 2015 related to the termination of approximately 900 employees.

(2)	Asset impairments related to property, equipment and software that were determined to be impaired as a result of the Company's restructuring activities.
The following table summarizes restructuring liability activity for the year ended December 31, 2016 (in thousands):

	Employee Severance and Benefit Costs	Other Exit Costs	Total
Balance as of December 31, 2014	$—	$—	—
Charges payable in cash	18,310	2,940	21,250
Cash Payments	(8,862)	(746)	(9,608)
Foreign currency translation	(576)	3	(573)
Balance as of December 31, 2015	$8,872	$2,197	$11,069
Charges payable in cash (1)	29,416	6,063	35,479
Cash payments	(23,729)	(5,988)	(29,717)
Foreign currency translation	(424)	(12)	(436)
Balance as of December 31, 2016	$14,135	$2,260	$16,395

(1)
Excludes stock-based compensation of $4.6 million related to accelerated vesting of stock-based compensation awards for certain employees terminated as a result of the Company's restructuring activities for the year ended December 31, 2016.

14. INCOME TAXES
The components of pretax income (loss) from continuing operations for the years ended December 31, 2016, 2015 and 2014 were as follows (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2016	2015	2014
United States	$(119,095)	$(98,181)	$(20,155)
International	(52,432)	1,924	24,738
Income (loss) before provision (benefit) for income taxes	$(171,527)	$(96,257)	$4,583
The provision (benefit) for income taxes for the years ended December 31, 2016, 2015 and 2014 was allocated between continuing operations and discontinued operations as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Continuing Operations	$(5,318)	$(23,010)	$15,308
Discontinued Operations	2,771	51,893	416
Total	$(2,547)	$28,883	$15,724
The pretax income from discontinued operations, including the pretax gain resulting from the sale of a controlling stake in Ticket Monster, was considered for purposes of allocating tax benefits to the loss from continuing operations for the year ended December 31, 2015.
The provision (benefit) for income taxes from continuing operations for the years ended December 31, 2016, 2015 and 2014 consisted of the following components (in thousands):

	Year Ended December 31,
	2016	2015	2014
Current taxes:
U.S. federal	$(1,093)	$(23,913)	$(3,518)
State	912	(2,613)	69
International	5,311	14,558	27,157
Total current taxes	5,130	(11,968)	23,708
Deferred taxes:
U.S. federal	(4,262)	(8,936)	(5,132)
State	(11)	4,324	(742)
International	(6,175)	(6,430)	(2,526)
Total deferred taxes	(10,448)	(11,042)	(8,400)
Provision (benefit) for income taxes	$(5,318)	$(23,010)	$15,308
The items accounting for differences between the income tax provision (benefit) from continuing operations computed at the U.S. federal statutory rate and the provision (benefit) for income taxes for the years ended December 31, 2016, 2015 and 2014 were as follows (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2016	2015	2014
U.S. federal income tax provision (benefit) at statutory rate	$(60,035)	$(33,690)	$1,604
Foreign income and losses taxed at different rates (1)	9,410	3,297	(3,452)
State income taxes, net of federal benefits, and state tax credits	(4,694)	(16,382)	(12,851)
Change in valuation allowances	13,797	43,782	19,754
Effect of foreign and state rate changes on deferred items	7,135	(117)	178
Tax effects of intercompany transactions	853	12,448	25,081
Adjustments related to uncertain tax positions	(4,899)	(15,032)	(12,334)
Non-deductible stock-based compensation expense	6,724	5,143	3,896
Tax shortfalls, net of excess tax benefits, on stock-based compensation awards (2)	12,585	—	—
Non-deductible (or non-taxable) change in fair value of investment	4,484	(334)	—
Federal research and development credits	(8,547)	(14,636)	(4,430)
Taxable forgiveness of intercompany liabilities	15,187	—	—
Deductions for investments in subsidiaries that have ceased operations	(645)	(4,924)	—
Non-taxable gains on business dispositions	(3,481)	(5,070)	—
Non-deductible or non-taxable items	6,808	2,505	(2,138)
Provision (benefit) for income taxes	$(5,318)	$(23,010)	$15,308

(1)
Tax rates in foreign jurisdictions are generally lower than the U.S. federal statutory rate. This results in a decrease to the benefit for income taxes in this rate reconciliation for the years ended December 31, 2016 and 2015, prior to the impact of valuation allowances, due to the net pretax losses from continuing operations in those foreign jurisdictions.

(2)
The Company adopted the guidance in ASU 2016-09 on January 1, 2016. Under that guidance, all income tax effects related to settlements of share-based payment awards are reported in earnings as an increase or decrease to income tax expense (benefit), net. See Note 2, Summary of Significant Accounting Policies, for more information about ASU 2016-09.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The deferred income tax assets and liabilities consisted of the following components as of December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Accrued expenses and other liabilities	$47,144	$51,294
Stock-based compensation	6,772	7,722
Net operating loss and tax credit carryforwards	192,381	184,504
Intangible assets, net	11,854	17,781
Investments	1,080	—
Unrealized foreign currency exchange losses	9,987	7,755
Other	1,155	2,079
Total deferred tax assets	270,373	271,135
Less valuation allowances	(220,611)	(205,152)
Deferred tax assets, net of valuation allowance	49,762	65,983
Deferred tax liabilities:
Investments	—	(13,782)
Prepaid expenses and other assets	(6,538)	(1,881)
Property, equipment and software, net	(22,292)	(29,507)
Convertible senior notes	(4,529)	—
Deferred revenue	(12,966)	(23,359)
Total deferred tax liabilities	(46,325)	(68,529)
Net deferred tax asset (liability)	$3,437	$(2,546)
The Company has incurred significant losses in recent periods and had an accumulated deficit of $1,099.0 million as of December 31, 2016. As a result, the Company maintained valuation allowances against its domestic deferred tax assets and substantially all of its foreign deferred tax assets as of December 31, 2016 and 2015 to reduce their carrying values to amounts that are realizable either through future reversals of existing taxable temporary differences or through taxable income in carryback years for the applicable jurisdictions.

A cumulative loss in the most recent three-year period is a significant piece of negative evidence that is difficult to overcome when assessing the realizability of deferred tax assets. Prior to 2016, the Company’s operations in the United States were in a cumulative income position over the preceding three-year period. However, due to the Company’s strategic decision in late 2015 to significantly increase marketing spend to accelerate customer growth, the Company forecasted that those operations would be in a three-year cumulative loss position by the end of 2016. Based on that forecasted cumulative three-year pretax loss and its recent financial performance, the Company recorded a valuation allowance against its net deferred tax assets in the United States as of December 31, 2015, which resulted in a $26.0 million charge to income tax expense for the year then ended.

The Company had $164.1 million of federal and $893.5 million of state net operating loss carryforwards as of December 31, 2016, which will begin expiring in 2027 and 2017, respectively. As of December 31, 2016, the Company had $394.7 million of foreign net operating loss carryforwards, a significant portion of which carry forward for an indefinite period.

The Company is subject to taxation in the United States, state jurisdictions and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not criterion, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes activity related to the Company's gross unrecognized tax benefits, excluding interest and penalties, for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
Beginning Balance	$79,637	$98,321	$110,305
Increases related to prior year tax positions	1,708	—	5,489
Decreases related to prior year tax positions	(3,154)	(25,702)	(27,875)
Increases related to current year tax positions	11,443	10,590	17,348
Decreases based on settlements with taxing authorities	(3,176)	—	—
Decreases due to lapse of statute limitations	(4,906)	—	—
Foreign currency translation	(1,471)	(3,572)	(6,946)
Ending Balance	$80,081	$79,637	$98,321
The total amount of unrecognized tax benefits as of December 31, 2016, 2015 and 2014 that, if recognized, would affect the effective tax rate are $34.5 million, $40.8 million and $72.3 million, respectively.
The Company recognized $1.2 million, $0.1 million and $1.1 million of interest and penalties within "Provision for income taxes" on its consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014, respectively. Total accrued interest and penalties as of December 31, 2016 and 2015 were $4.6 million and $5.8 million, respectively, and are included within "Other non-current liabilities" in the consolidated balance sheets.
The Company is currently under IRS audit for the 2013 and 2014 tax years. Additionally, the Company is currently under audit by several foreign jurisdictions. It is likely that the examination phase of some of these audits will conclude in the next 12 months. There are many factors, including factors outside of the Company's control, which influence the progress and completion of these audits. The Company recognized income tax benefits of $8.4 million, $25.6 million and $24.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, as a result of new information that impacted its estimates of the amounts that are more-likely-than not of being realized upon settlement of the related tax positions and due to expirations of the applicable statutes of limitations. As of December 31, 2016, the Company believes that it is reasonably possible that additional changes of up to $36.6 million in unrecognized tax benefits may occur within the next 12 months upon closing of income tax audits or the expiration of applicable statutes of limitations.
In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2016, no provision has been made for U.S. income taxes and foreign withholding taxes related to the undistributed earnings of the Company's foreign subsidiaries of approximately $241.1 million, because those undistributed earnings are indefinitely reinvested outside the United States. The actual U.S. tax cost would depend on income tax laws and circumstances at the time of distribution. Determination of the amount of unrecognized U.S. deferred tax liability related to the undistributed earnings of the Company's foreign subsidiaries is not practical due to the complexities associated with the calculation.

15. VARIABLE INTEREST ENTITY
In 2011, the Company entered into an arrangement with a strategic partner to offer deals related to live events, and a limited liability company ("LLC") was established to administer that arrangement. The Company and the strategic partner each own 50% of the outstanding LLC interests and income and cash flows of the LLC are allocated based on agreed upon percentages specified in the related LLC agreement.
The Company's obligations associated with its interests in the LLC are primarily administering transactions, contributing intellectual property, identifying deals and promoting the sale of deal offerings, coordinating the distribution of deal offerings and providing the record keeping.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Under the LLC agreement, as amended, the LLC shall be dissolved upon the occurrence of any of the following events: (1) either party becoming a majority owner; (2) July 11, 2019; (3) certain elections of the Company or the strategic partner based on the operational performance of the LLC or other changes to certain terms in the agreement; (4) election of either the Company or the strategic partner in the event of bankruptcy by the other party; (5) sale of the LLC; or (6) a court's dissolution of the LLC.
Variable interest entities ("VIEs") are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest (i.e., the ability to make significant decisions through voting rights and the right to receive the expected residual returns of the entity or the obligation to absorb the expected losses of the entity). A variable interest holder that has both (a) the power to direct the activities of the VIE that most significantly impact its economic performance and (b) either an obligation to absorb losses or a right to receive benefits that could potentially be significant to the VIE is referred to as the primary beneficiary and must consolidate the VIE.
The Company has determined that the LLC is a VIE and the Company is its primary beneficiary. The Company consolidates the LLC because it has the power to direct the activities of the LLC that most significantly impact the LLC's economic performance. In particular, the Company identifies and promotes the deal offerings, provides all of the operational and back office support, presents the LLC's deal offerings via the Company's websites and mobile applications and provides the editorial resources that create the verbiage for the related deal offers.
16. FAIR VALUE MEASUREMENTS

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value is defined under U.S. GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability.
To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs in valuation methodologies used to measure fair value:
Level 1 - Measurements that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Measurements that include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. These fair value measurements require significant judgment.
In determining fair value, the Company uses various valuation approaches within the fair value measurement framework. The valuation methodologies used for the Company's assets and liabilities measured at fair value and their classification in the valuation hierarchy are summarized below:
Cash equivalents - Cash equivalents primarily consist of AAA-rated money market funds. The Company classified cash equivalents as Level 1 due to the short-term nature of these instruments and measured the fair value based on quoted prices in active markets for identical assets.
Fair value option and available-for-sale securities investments - See Note 7, Investments, for discussion of the valuation methodologies used to measure the fair value of the Company's investments in Monster LP and GroupMax. The Company measures the fair value of those investments using the discounted cash flow method, which is an income approach, and the market approach.The Company also has investments in redeemable preferred shares and convertible debt securities issued by nonpublic entities. The Company measures the fair value of those available-for-sale securities using the discounted cash flow method.
The Company has classified its fair value option investments and its investments in available-for-sale securities as Level 3 due to the lack of observable market data over fair value inputs such as cash flow projections and discount rates. Increases in projected cash flows and decreases in discount rates contribute to increases in the estimated fair values of the fair value option investments and available-for-sale securities, whereas decreases in projected cash flows and increases in discount rates contribute to decreases in their fair values.

Contingent consideration - The Company has contingent obligations to transfer cash to the former owners of acquired businesses if specified financial results are met over future reporting periods (i.e., earn-outs). Liabilities for contingent consideration are measured at fair value each reporting period, with the acquisition-date fair value included as part of the consideration transferred and subsequent changes in fair value are recorded in earnings within "Acquisition-related expense
(benefit), net" on the consolidated statements of operations.

The Company uses an income approach to value contingent consideration obligations based on future financial performance, which is determined based on the present value of probability-weighted future cash flows. The Company has classified the contingent consideration liabilities as Level 3 due to the lack of relevant observable market data over fair value inputs such as probability-weighting of payment outcomes. Increases in the assessed likelihood of a higher payout under a contingent consideration arrangement contribute to increases in the fair value of the related liability. Conversely, decreases in the assessed likelihood of a higher payout under a contingent consideration arrangement contribute to decreases in the fair value of the related liability. Changes in assumptions could have an impact on the payout of contingent consideration arrangements with a maximum payout of $15.4 million.

The following tables summarize the Company's assets and liabilities that are measured at fair value on a recurring basis (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

		Fair Value Measurement at Reporting Date Using
Description	December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$202,241	$202,241	$—	$—
Fair value option investments	82,584	—	—	82,584
Available-for-sale securities:
Convertible debt securities	10,038	—	—	10,038
Redeemable preferred shares	17,444	—	—	17,444

Liabilities:
Contingent consideration	14,588	—	—	14,588

		Fair Value Measurement at Reporting Date Using
Description	December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$305,179	$305,179	$—	$—
Fair value option investments	130,725	—	—	130,725
Available-for-sale securities:
Convertible debt securities	10,116	—	—	10,116
Redeemable preferred shares	22,834	—	—	22,834

Liabilities:
Contingent consideration	10,781	—	—	10,781

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a roll-forward of the fair value of recurring Level 3 fair value measurements for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
Assets
Fair value option investments:
Beginning Balance	$130,725	$—	$—
Acquisitions of investments	—	138,475	—
Sale of investments carried at fair value	—	(4,807)	—
Total gains (losses) included in earnings	(48,141)	(2,943)	—
Ending Balance	$82,584	$130,725	$—
Unrealized (losses) gains still held (1)	$(48,141)	$(3,023)	$—
Available-for-sale securities
Convertible debt securities:
Beginning Balance	$10,116	$2,527	$3,174
Purchases of convertible debt securities	—	6,635	—
Maturity of convertible debt security	(1,685)	—	—
Total gains (losses) included in other comprehensive income (loss)	703	385	693
Total gains (losses) included in other income (expense), net (2)	904	569	(1,340)
Ending Balance	$10,038	$10,116	$2,527
Unrealized gains (losses) still held (1)	$1,607	$954	$(647)
Redeemable preferred shares:
Beginning Balance	$22,834	$4,910	$—
Purchase of redeemable preferred shares	—	18,375	4,599
Total gains (losses) included in other comprehensive income (loss)	(816)	(451)	311
Transfer to cost method investment classification upon elimination of redemption feature	(4,574)	—	—
Ending Balance	$17,444	$22,834	$4,910
Unrealized gains (losses) still held (1)	$(816)	$(451)	$311

Liabilities
Contingent Consideration:
Beginning Balance	$10,781	$1,983	$606
Issuance of contingent consideration in connection with acquisitions	—	9,605	4,388
Settlements of contingent consideration liabilities	—	(716)	(424)
Reclass to non-fair value liabilities when no longer contingent	(285)	(331)	(143)
Total losses (gains) included in earnings (3)	4,092	240	(2,444)
Ending Balance	$14,588	$10,781	$1,983
Unrealized losses (gains) still held (1)	$3,966	$(148)	$(2,405)

(1)
Represents the unrealized losses or gains recorded in earnings and/or other comprehensive income (loss) during the period for assets and liabilities classified as Level 3 that are still held (or outstanding) at the end of the period.

(2)	Represents accretion of interest income and changes in the fair value of an embedded derivative.

(3)	Changes in the fair value of contingent consideration liabilities are classified within "Acquisition-related expense (benefit), net" on the consolidated statements of operations.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis, including assets that are written down to

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

fair value as a result of an impairment. For the years ended December 31, 2016 and 2015, the Company recorded $0.3 million and $7.2 million of impairment charges related to property, equipment and software as a result of the Company's restructuring activities. Those long-lived assets were written down to their estimated fair values of zero as of December 31, 2016 and 2015. See Note 13, Restructuring, for additional information. The Company did not record any significant nonrecurring fair value measurements after initial recognition for the year ended December 31, 2014.
Estimated Fair Value of Financial Assets and Liabilities Not Measured at Fair Value
The following table presents the carrying amounts and fair values of financial instruments that are not carried at fair value in the consolidated financial statements (in thousands):

	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cost method investments	$31,816	$35,369	$14,561	$15,922
The fair values of the Company's cost method investments were determined using the market approach or the income approach, depending on the availability of fair value inputs such as financial projections for the investees and market multiples for comparable companies. The Company has classified the fair value measurements of its cost method investments as Level 3 measurements within the fair value hierarchy because they involve significant unobservable inputs such as cash flow projections and discount rates.
The Company's other financial instruments not carried at fair value consist primarily of accounts receivable, restricted cash, accounts payable, accrued merchant and supplier payables and accrued expenses. The carrying values of these assets and liabilities approximate their respective fair values as of December 31, 2016 and 2015 due to their short-term nature.
17. INCOME (LOSS) PER SHARE
Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities include stock options, restricted stock units, performance share units, unvested restricted stock awards, ESPP shares, warrants and convertible senior notes. If dilutive, those potentially dilutive securities are reflected in diluted net income (loss) per share by application of the treasury stock method, except for the convertible senior notes, which are subject to the if-converted method.
Each share of the Company's Class A and Class B common stock automatically converted into a single class of common stock on October 31, 2016. Refer to Note 11, Stockholders’ Equity, for additional information. Prior to the conversion, the Company computed net income (loss) per share of Class A and Class B common stock using the two-class method. Under the two-class method, the undistributed earnings for each period were allocated based on the contractual participation rights of the Class A and Class B common shares as if the earnings for the period had been distributed. As the liquidation and dividend rights were identical for Class A and Class B common shares, the undistributed earnings were allocated on a proportionate basis. Under the two-class method, the computation of diluted net income (loss) per share of Class A common stock would reflect the conversion of Class B common stock, if dilutive, while the computation of diluted net income (loss) per share of Class B common stock did not reflect the conversion of those shares.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table sets forth the computation of basic and diluted loss per share of the common stock and the Class A and Class B common stock for the year ended December 31, 2016 (in thousands, except share amounts and per share amounts):

	Period from January 1, 2016 through October 31, 2016 (pre-conversion)		Period from November 1, 2016 through December 31, 2016 (post-conversion)	Year Ended December 31, 2016 (2)
	Class A	Class B	Common	Total
Basic and diluted net income (loss) per share:
Numerator
Allocation of net income (loss) - continuing operations	$(151,284)	$(632)	$(14,293)	$(166,209)
Less: Allocation of net income (loss) attributable to noncontrolling interests	9,559	40	1,665	11,264
Allocation of net income (loss) attributable to common stockholders - continuing operations	$(160,843)	$(672)	$(15,958)	$(177,473)
Allocation of net income (loss) attributable to common stockholders - discontinued operations	(7,152)	(30)	(9,932)	(17,114)
Allocation of net income (loss) attributable to common stockholders	$(167,995)	$(702)	$(25,890)	$(194,587)
Denominator
Weighted-average common shares outstanding	574,755,214	2,399,976	574,884,987	576,354,258
Basic and diluted net income (loss) per share (1):
Continuing operations	$(0.28)	$(0.28)	$(0.03)	$(0.31)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.03)
Basic and diluted net income (loss) per share	$(0.29)	$(0.29)	$(0.05)	$(0.34)

(1)
The potentially dilutive impacts of a conversion of Class B to Class A shares, outstanding equity awards, warrants and convertible senior notes have been excluded from the calculation of dilutive net income (loss) per share for the year ended December 31, 2016 as their effect on net income (loss) per share from continuing operations was antidilutive.

(2)
The shares of Class A and Class B common stock had equal dividend rights and converted into shares of common stock on a one-for-one basis on October 31, 2016. This full year column reflects the weighted-average Class A and Class B common shares outstanding for the period from January 1, 2016 through the October 31, 2016 conversion date and the weighted average common shares outstanding for the period from November 1, 2016 through December 31, 2016 in the denominator of the basic and diluted loss per share calculations for the year ended December 31, 2016.

The following table sets forth the computation of basic and diluted loss per share of Class A and Class B common stock for the years ended December 31, 2015 and 2014 (in thousands, except share amounts and per share amounts):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2015		2014
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator
Allocation of net income (loss) - continuing operations	$(72,977)	$(270)	$(10,687)	$(38)
Less: Allocation of net income (loss) attributable to noncontrolling interests	12,963	48	9,138	33
Allocation of net income (loss) attributable to common stockholders - continuing operations	$(85,940)	$(318)	$(19,825)	$(71)
Allocation of net income (loss) attributable to common stockholders - discontinued operations	106,531	395	(53,004)	(190)
Allocation of net income (loss) attributable to common stockholders	$20,591	$77	$(72,829)	$(261)
Denominator
Weighted-average common shares outstanding	647,706,249	2,399,976	672,432,417	2,399,976
Basic and diluted net income (loss) per share (1):
Continuing operations	$(0.13)	$(0.13)	$(0.03)	$(0.03)
Discontinued operations	0.16	0.16	(0.08)	(0.08)
Basic and diluted net income (loss) per share	$0.03	$0.03	$(0.11)	$(0.11)

(1)
The potentially dilutive impacts of a conversion of Class B to Class A shares and outstanding equity awards have been excluded from the calculation of dilutive net income (loss) per share for the years ended December 31, 2015 and 2014 as their effect on net income (loss) per share from continuing operations was antidilutive.

The following weighted-average outstanding equity awards are not included in the diluted net income (loss) per share calculations above because they would have had an antidilutive effect on the net income (loss) per share from continuing operations:

	Year Ended December 31,
	2016	2015	2014
Stock options	1,204,512	1,884,958	2,775,771
Restricted stock units	33,480,458	41,079,648	42,341,320
Performance share units	125,934	—	—
Restricted stock	1,335,613	1,346,447	52,854
ESPP shares	1,184,330	916,837	507,916
Convertible senior notes	34,213,474	—	—
Warrants	29,761,907	—	—
Total	101,306,228	45,227,890	45,677,861
18. SEGMENT INFORMATION
The segment information reported in the tables below reflects the operating results that are regularly reviewed by the Company's chief operating decision maker to assess performance and make resource allocation decisions. The Company previously organized its operations into three segments: North America, EMEA and Rest of World. As a result of the dispositions discussed in Note 3, Discontinued Operations and Other Dispositions, which represented a substantial majority of the Company's international operations outside of EMEA and resulted in changes to the Company's internal reporting and leadership structure, the Company updated its segments during the first quarter of 2017 to report two segments: North America and International. In addition, the Company changed its measure of segment profitability during the first quarter of 2017. Historically, segment operating results reflected operating income (loss) excluding stock-based compensation and acquisition-related expense (benefit), net. In connection with the internal reporting changes, the measure of segment profitability was changed to operating income (loss), unadjusted. The segment information presented below has been retrospectively adjusted to reflect those changes.

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company offers goods and services through its online local commerce marketplaces in three primary categories: Local, Goods and Travel. The Company also earns advertising revenue and commission revenue generated when customers make purchases with retailers using digital coupons accessed through the Company's websites and mobile applications. Revenue and gross profit from those other sources, which are primarily generated through the Company's relationships with local and national merchants, are included within the Local category in the tables below.
The following table summarizes revenue by reportable segment for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
North America
Local - Third-party and other	$762,314	$701,312	$674,605
Goods:
Third-party	9,068	7,151	5,966
Direct	1,297,810	1,257,548	1,074,913
Travel - Third-party	82,577	81,731	68,977
Total North America revenue (1)	$2,151,769	$2,047,742	$1,824,461

International
Local - Third-party and other	$270,045	$335,112	$443,456
Goods:
Third-party	32,681	65,361	92,691
Direct	509,364	447,119	429,785
Travel - Third-party	49,756	59,482	68,253
Total International revenue (1)	$861,846	$907,074	$1,034,185

(1)
North America includes revenue from the United States of $2,120.3 million, $2,022.5 million and $1,784.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. Direct revenue transactions in the International Goods category have been transacted through a Switzerland-based subsidiary. As a result, International includes revenue from Switzerland of $551.7 million, $496.2 million and $468.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. There were no other individual countries that represented more than 10% of consolidated total revenue for the years ended December 31, 2016, 2015 and 2014. Revenue is attributed to individual countries based on the domicile of the legal entities within the Company's consolidated group that undertook those transactions.

The following table summarizes gross profit by reportable segment for the years ended December 31, 2016, 2015 and 2014 (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2016	2015	2014
North America
Local - Third-party and other	$660,983	$600,893	$581,067
Goods:
Third-party	7,470	5,931	5,112
Direct	152,739	127,720	88,810
Travel - Third-party	64,355	67,027	56,994
Total North America gross profit	$885,547	$801,571	$731,983

International
Local - Third-party and other	$250,435	$310,842	$404,912
Goods:
Third-party	27,976	55,141	71,398
Direct	71,504	68,036	76,007
Travel - Third-party	45,191	52,220	61,261
Total International gross profit	$395,106	$486,239	$613,578
The following table summarizes operating income by reportable segment for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
Operating income (1):
North America	$(85,423)	$(107,836)	$(31,716)
International	(14,815)	37,165	67,954
Total operating income	$(100,238)	$(70,671)	$36,238

(1)
Includes stock-based compensation of $104.7 million, $124.1 million and $99.9 million for North America and $10.4 million, $14.7 million and $12.0 million for International for the years ended December 31, 2016, 2015 and 2014, respectively.

The following table summarizes the Company's total assets by reportable segment as of December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
North America (1)	$1,122,261	$1,063,595
International	563,864	647,605
Assets of discontinued operations	75,252	85,064
Consolidated total assets	$1,761,377	$1,796,264

(1)
North America contains assets from the United States of $1,057.6 million and $1,018.2 million as of December 31, 2016 and 2015, respectively. International contains assets from Ireland of $203.2 million as of December 31, 2016. There were no other individual countries that represented more than 10% of consolidated total assets as of December 31, 2016 and 2015, respectively.

The following table summarizes the Company's tangible property and equipment, net of accumulated depreciation and amortization, by reportable segment as of December 31, 2016 and 2015 (in thousands):

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31,
	2016	2015
North America (1)	$69,577	$87,050
International (2)	24,206	28,290
Consolidated total	$93,783	$115,340

(1)	Substantially all tangible property and equipment within North America is located in the United States.

(2)
Tangible property and equipment, net located within Ireland represented approximately 17% and 11% of the Company's consolidated tangible property and equipment, net as of December 31, 2016 and 2015, respectively. There were no other individual countries located outside of the United States that represented more than 10% of consolidated tangible property and equipment, net as of December 31, 2016 and 2015.

The following table summarizes depreciation and amortization of property, equipment and software and intangible assets by reportable segment for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
North America	$116,865	$108,973	$83,106
International	19,044	20,409	27,717
Consolidated total	$135,909	$129,382	$110,823
The following table summarizes the Company's expenditures for additions to tangible long-lived assets by reportable segment for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
North America	$9,770	$10,207	$6,775
International	5,255	16,570	20,592
Consolidated total	$15,025	$26,777	$27,367
19. RELATED PARTY TRANSACTION
On December 28, 2016, the Company entered into a sublease, subject to landlord consents, for portions of its office space in Chicago, Illinois to Uptake, Inc. ("Uptake"), a Lightbank LLC ("Lightbank") portfolio company. Brad Keywell, one of the Company's directors, is the chief executive officer of Uptake. Eric Lefkofsky, the Company's Chairman of the Board, and Mr. Keywell co-founded Lightbank, a private investment firm specializing in information technology companies. They are the majority shareholders of Lightbank, and Mr. Keywell is managing director of Lightbank. The sublease was negotiated on an arm’s-length basis and is a market rate transaction on terms that the Company believes are no less favorable than would have been reached with an unrelated third party. The sublease extends through January 31, 2026 and the sublease rentals over that term total approximately $17.9 million. Pursuant to the Company’s related party transaction policy, the Company’s Audit Committee approved the Company entering into the sublease.

20. QUARTERLY RESULTS (UNAUDITED)
The following table represents data from the Company's unaudited consolidated statements of operations for the most recent eight quarters. This quarterly information has been prepared on the same basis as the consolidated financial statements and includes all normal recurring adjustments necessary to fairly state the information for the periods presented. The results of operations

GROUPON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of any quarter are not necessarily indicative of the results that may be expected for any future period (in thousands, except share and per share amounts).

	Quarter Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2016 (1) (5)	2016 (1)	2016 (1)	2016 (1)	2015 (1) (2)	2015 (1) (3)	2015 (4)	2015
Consolidated Statements of Operations Data:
Revenue	$904,865	$686,555	$723,760	$698,435	$877,252	$672,084	$697,284	$708,196
Cost of revenue	552,959	393,287	408,383	378,333	527,031	367,570	384,700	387,705
Gross profit	351,906	293,268	315,377	320,102	350,221	304,514	312,584	320,491
Income (loss) from operations	9,503	(24,840)	(39,753)	(45,148)	(1,826)	(68,490)	(6,307)	5,952
Income (loss) from continuing operations	(39,455)	(34,447)	(48,768)	(43,539)	(26,245)	(20,426)	(13,073)	(13,503)
Income (loss) from discontinued operations, net of tax	(10,749)	(1,345)	(2,963)	(2,057)	(16,920)	(4,187)	124,985	3,048
Net income (loss) attributable to Groupon, Inc.	(52,588)	(37,976)	(54,904)	(49,119)	(46,528)	(27,615)	109,084	(14,273)
Basic net and diluted income (loss) per share (5) :
Continuing operations	$(0.07)	$(0.06)	$(0.09)	$(0.08)	$(0.05)	$(0.04)	$(0.02)	$(0.03)
Discontinued operations	(0.02)	(0.01)	(0.01)	—	(0.03)	—	0.18	0.01
Basic and diluted net income (loss) per share	$(0.09)	$(0.07)	$(0.10)	$(0.08)	$(0.08)	$(0.04)	$0.16	$(0.02)
Weighted average number of shares outstanding
Basic	570,546,159	575,216,191	576,903,004	582,751,678	607,517,010	644,894,785	671,630,169	676,382,937
Diluted	570,546,159	575,216,191	576,903,004	582,751,678	607,517,010	644,894,785	671,630,169	676,382,937

(1)
Income (loss) from continuing operations for the three months ended December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015 includes restructuring charges of $12.1 million, $1.2 million, $15.7 million, $11.5 million, $5.4 million and $23.1 million, respectively.

(2)
Income (loss) from discontinued operations, net of tax, includes $10.6 million of additional income tax expense attributed to discontinued operations for the three months ended December 31, 2015, which resulted from the valuation allowance that was recognized during the period against the Company's net deferred tax assets in the United States.

(3)
Income (loss) from continuing operations for the three months ended September 30, 2015 includes a $37.5 million expense related to an increase in the Company's contingent liability in its securities litigation matter and a $6.7 million expense for the write-off of a prepaid asset related to a marketing program that was discontinued because the counterparty ceased operations.

(4)	Income (loss) from discontinued operations, net of tax, for the three months ended June 30, 2015 includes a $154.1 million gain, net of tax, from the sale of a controlling stake in Ticket Monster.

(5)
The shares of Class A and Class B common stock had equal dividend rights and converted into shares of common stock on a one-for-one basis on October 31, 2016. This column reflects the weighted-average Class A and Class B common shares outstanding for the period from October 1, 2016 through the October 31, 2016 conversion date and the weighted average common shares outstanding for the period from November 1, 2016 through December 31, 2016 in the denominator of the basic and diluted loss per share calculations for the three months ended December 31, 2016.

(6)	The sum of per share amounts for quarterly periods may not equal year-to-date amounts due to rounding.

Groupon, Inc.
Schedule II-Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Expense	Acquisitions and Other	Balance at End of Year
	(in thousands)
TAX VALUATION ALLOWANCE:
Year ended December 31, 2016	$205,152	$13,797	$1,662	$220,611
Year ended December 31, 2015	174,761	43,782	(13,391)	205,152
Year ended December 31, 2014	151,455	19,754	3,552	174,761